Exhibit 99.3

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

THE SCOTTS MIRACLE-GRO COMPANY
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULES

Page

Consolidated Financial Statements of The Scotts Miracle-Gro Company and Subsidiaries:
Annual Report of Management on Internal Control Over Financial Reporting	2
Reports of Independent Registered Public Accounting Firm	3
Consolidated Statements of Operations for the fiscal years ended September 30, 2009, 2008 and 2007	5
Consolidated Statements of Cash Flows for the fiscal years ended September 30, 2009, 2008 and 2007	6
Consolidated Balance Sheets at September 30, 2009 and 2008	7
Consolidated Statements of Shareholders’ Equity for the fiscal years ended September 30, 2009, 2008 and 2007	8
Notes to Consolidated Financial Statements	9
Schedules Supporting the Consolidated Financial Statements:
Schedule II — Valuation and Qualifying Accounts for the fiscal years ended September 30, 2009, 2008 and 2007	*

All other financial statement schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are omitted because they are not required or are not applicable, or the required information has been presented in the Consolidated Financial Statements or Notes thereto.

*	See Exhibit 99.4

ANNUAL REPORT OF MANAGEMENT ON INTERNAL
CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of The Scotts Miracle-Gro Company and our consolidated subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of The Scotts Miracle-Gro Company and our consolidated subsidiaries are being made only in accordance with authorizations of management and directors of The Scotts Miracle-Gro Company and our consolidated subsidiaries, as appropriate; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of The Scotts Miracle-Gro Company and our consolidated subsidiaries that could have a material effect on our consolidated financial statements.

Management, with the participation of our principal executive officer and principal financial officer, assessed the effectiveness of our internal control over financial reporting as of September 30, 2009, the end of our fiscal year. Management based its assessment on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s assessment included evaluation of such elements as the design and operating effectiveness of key financial reporting controls, process documentation, accounting policies and our overall control environment. This assessment is supported by testing and monitoring performed under the direction of management.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluations of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Accordingly, even an effective system of internal control over financial reporting will provide only reasonable assurance with respect to financial statement preparation.

Based on our assessment, management has concluded that our internal control over financial reporting was effective as of September 30, 2009, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America. We reviewed the results of management’s assessment with the Audit Committee of the Board of Directors of The Scotts Miracle-Gro Company.

Our independent registered public accounting firm, Deloitte & Touche LLP, independently audited our internal control over financial reporting and has issued their report which appears herein.

/s/ James Hagedorn James Hagedorn Chief Executive Officer and Chairman of the Board Dated: November 24, 2009	/s/ David C. Evans David C. Evans Executive Vice President and Chief Financial Officer Dated: November 24, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
The Scotts Miracle-Gro Company
Marysville, Ohio
We have audited the accompanying consolidated balance sheets of The Scotts Miracle-Gro Company and Subsidiaries (the “Company”) as of September 30, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended September 30, 2009. Our audits also included the consolidated financial statement schedules listed in the Index to Consolidated Financial Statements and Financial Statement Schedules. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
As discussed in Note 10 to the consolidated financial statements, on September 30, 2007, the Company adopted new guidance regarding employers’ accounting for defined benefit pension and other post-retirement benefit plans.
As discussed in Note 23 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted to present the Company’s Smith & Hawken business as discontinued operations.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of September 30, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 24, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ Deloitte & Touche LLP
Columbus, Ohio
November 24, 2009
(February 16, 2010 as to Notes 22, 23 and 25)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
The Scotts Miracle-Gro Company
Marysville, Ohio
We have audited the internal control over financial reporting of The Scotts Miracle-Gro Company and Subsidiaries (the “Company”) as of September 30, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Annual Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and consolidated financial statement schedules as of and for the year ended September 30, 2009 of the Company and our report dated November 24, 2009 (February 16, 2010 as to Notes 22, 23 and 25) expressed an unqualified opinion on those financial statements and financial statement schedules.
/s/ Deloitte & Touche LLP
Columbus, Ohio
November 24, 2009

The Scotts Miracle-Gro Company
Consolidated Statements of Operations
for the fiscal years ended September 30, 2009, 2008 and 2007

	2009	2008	2007
	(In millions, except per share data)
Net sales	$2,980.7	$2,823.2	$2,687.8
Cost of sales	1,911.4	1,883.0	1,735.0
Cost of sales — impairment, restructuring and other charges	—	1.3	—
Cost of sales — product registration and recall matters	11.7	27.2	—

Gross profit	1,057.6	911.7	952.8
Operating expenses:
Selling, general and administrative	742.9	657.1	635.6
Impairment, restructuring and other charges	—	109.8	8.8
Product registration and recall matters	16.8	12.7	—
Other (income) expense, net	0.3	(7.7)	(9.6)

Income from operations	297.6	139.8	318.0
Costs related to refinancing	—	—	18.3
Interest expense	56.4	82.2	70.7

Income from continuing operations before income taxes	241.2	57.6	229.0
Income tax expense from continuing operations	86.6	24.8	79.7

Income from continuing operations	154.6	32.8	149.3
Loss from discontinued operations, net of tax	(1.3)	(43.7)	(35.9)

Net income (loss)	$153.3	$(10.9)	$113.4

Basic earnings (loss) per common share:
Income from continuing operations	$2.38	$0.51	$2.29
Loss from discontinued operations	(0.02)	(0.68)	(0.55)

Net income (loss)	$2.36	$(0.17)	$1.74

Diluted earnings (loss) per common share:
Income from continuing operations	$2.34	$0.50	$2.23
Loss from discontinued operations	(0.02)	(0.67)	(0.54)

Net income (loss)	$2.32	$(0.17)	$1.69

See Notes to Consolidated Financial Statements.

The Scotts Miracle-Gro Company

Consolidated Statements of Cash Flows
for the fiscal years ended September 30, 2009, 2008 and 2007

	2009	2008	2007
	(In millions)

OPERATING ACTIVITIES
Net income (loss)	$153.3	$(10.9)	$113.4
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment and other charges	5.1	136.8	38.0
Costs related to refinancing	—	—	18.3
Stock-based compensation expense	14.5	12.5	13.3
Depreciation	47.9	53.9	51.4
Amortization	12.5	16.4	16.1
Deferred taxes	(6.0)	(16.5)	6.3
Loss (gain) on sale of property, plant and equipment	(1.1)	1.0	(0.4)
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	7.1	(15.7)	(4.2)
Inventories	(47.4)	(17.9)	13.2
Prepaid and other current assets	4.7	(2.6)	(6.9)
Accounts payable	(17.3)	9.4	(3.5)
Other current liabilities	86.3	31.7	(2.0)
Restructuring reserves	(0.3)	(1.4)	(5.0)
Other non-current items	36.9	14.4	6.8
Other, net	(31.6)	(10.2)	(8.2)

Net cash provided by operating activities	264.6	200.9	246.6

INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	1.4	1.1	0.5
Investments in property, plant and equipment	(72.0)	(56.1)	(54.0)
Investments in intellectual property	(3.4)	(4.1)	—
Investments in acquired businesses, net of cash acquired	(9.3)	—	(18.7)

Net cash used in investing activities	(83.3)	(59.1)	(72.2)

FINANCING ACTIVITIES
Borrowings under revolving and bank lines of credit and term loans	1,558.0	942.1	2,519.2
Repayments under revolving and bank lines of credit and term loans	(1,736.0)	(1,042.0)	(1,710.5)
Repayment of 6 5/8% senior subordinated notes	—	—	(209.6)
Financing and issuance fees	(0.1)	—	(13.0)
Dividends paid	(33.4)	(32.5)	(543.6)
Payments on sellers notes	(1.4)	(2.7)	(2.7)
Purchase of common shares	—	—	(246.8)
Excess tax benefits from share-based payment arrangements	4.1	2.9	19.0
Cash received from exercise of stock options	14.8	9.2	29.2

Net cash used in financing activities	(194.0)	(123.0)	(158.8)

Effect of exchange rate changes	(0.4)	(2.0)	4.2

Net increase (decrease) in cash	(13.1)	16.8	19.8
Cash and cash equivalents, beginning of year	84.7	67.9	48.1

Cash and cash equivalents, end of year	$71.6	$84.7	$67.9

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid, net of interest capitalized	(55.6)	(82.0)	(75.9)
Income taxes paid	(51.2)	(36.8)	(65.2)

See Notes to Consolidated Financial Statements.

The Scotts Miracle-Gro Company

Consolidated Balance Sheets
September 30, 2009 and 2008

	2009	2008
	(In millions except per share data)

ASSETS
Current assets:
Cash and cash equivalents	$71.6	$84.7
Accounts receivable, less allowances of $11.1 in 2009 and $10.6 in 2008	384.3	259.8
Accounts receivable pledged	17.0	146.6
Inventories, net	458.9	415.9
Prepaid and other assets	159.1	137.9

Total current assets	1,090.9	1,044.9
Property, plant and equipment, net	369.7	344.1
Goodwill	375.2	377.7
Intangible assets, net	364.2	367.2
Other assets	20.1	22.4

Total assets	$2,220.1	$2,156.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$160.4	$150.0
Accounts payable	190.0	207.6
Other current liabilities	406.4	320.5

Total current liabilities	756.8	678.1
Long-term debt	649.7	849.5
Other liabilities	229.1	192.0

Total liabilities	1,635.6	1,719.6

Commitments and contingencies (Notes 2, 17, 18 and 19)
Shareholders’ equity:
Common shares and capital in excess of $.01 stated value per share; shares issued and outstanding of 66.2 in 2009 and 65.2 in 2008	451.5	472.4
Retained earnings	337.5	216.7
Treasury shares, at cost; 2.4 million shares in 2009 and 3.4 million shares in 2008	(131.7)	(185.3)
Accumulated other comprehensive loss	(72.8)	(67.1)

Total shareholders’ equity	584.5	436.7

Total liabilities and shareholders’ equity	$2,220.1	$2,156.3

See Notes to Consolidated Financial Statements.

The Scotts Miracle-Gro Company

Consolidated Statements of Shareholders’ Equity
for the fiscal years ended September 30, 2009, 2008 and 2007

							Accumulated
			Capital in				Other
	Common Stock		Excess of	Retained	Treasury Stock		Comprehensive
	Shares	Amount	Stated Value	Earnings	Shares	Amount	Income/(loss)	Total
	(In millions)

Balance, September 30, 2006	68.1	$0.3	$508.8	$690.7	1.5	$(66.5)	$(51.6)	$1,081.7
Net income				113.4				113.4
Foreign currency translation							4.9	4.9
Unrecognized loss on derivatives, net of tax							(2.4)	(2.4)
Minimum pension liability, net of tax							20.4	20.4

Comprehensive income								136.3
Adjustment to initially apply FASB ASC 715, net of tax							(13.3)	(13.3)
Stock-based compensation expense (non-cash)			13.3					13.3
Cash dividends paid ($8.50 per share)				(543.6)				(543.6)
Treasury stock purchases					4.5	(246.8)		(246.8)
Treasury stock issuances			(42.1)		(2.0)	93.8		51.7

Balance, September 30, 2007	68.1	0.3	480.0	260.5	4.0	(219.5)	(42.0)	479.3

Net loss				(10.9)				(10.9)
Foreign currency translation							8.5	8.5
Unrecognized loss on derivatives, net of tax							(13.5)	(13.5)
Pension and other postretirement liabilities, net of tax							(20.1)	(20.1)

Comprehensive loss								(36.0)
Adjustment to initially apply FASB ASC 740				(0.4)				(0.4)
Stock-based compensation expense (non-cash)			12.5					12.5
Cash dividends paid ($0.50 per share)				(32.5)				(32.5)
Treasury stock issuances			(20.4)		(0.6)	34.2		13.8

Balance, September 30, 2008	68.1	0.3	472.1	216.7	3.4	(185.3)	(67.1)	436.7

Net income				153.3				153.3
Foreign currency translation							9.6	9.6
Unrecognized loss on derivatives, net of tax							(3.2)	(3.2)
Pension and other postretirement liabilities, net of tax							(12.1)	(12.1)

Comprehensive income								147.6
Stock-based compensation expense (non-cash)			14.5					14.5
Dividends declared ($0.50 per share)				(32.5)				(32.5)
Treasury stock issuances			(33.5)		(1.0)	53.6		20.1
Other			(1.9)					(1.9)

Balance, September 30, 2009	68.1	$0.3	$451.2	$337.5	2.4	$(131.7)	$(72.8)	$584.5

See Notes to Consolidated Financial Statements.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Scotts Miracle-Gro Company (“Scotts Miracle-Gro”) and its subsidiaries (collectively, together with Scotts Miracle-Gro, the “Company”) are engaged in the manufacturing, marketing and sale of lawn and garden care products. The Company’s primary customers include home centers, mass merchandisers, warehouse clubs, large hardware chains, independent hardware stores, nurseries, garden centers, food and drug stores, commercial nurseries and greenhouses and specialty crop growers. The Company’s products are sold primarily in North America and the European Union. The Company also operates the Scotts LawnService® business, which provides residential lawn care, lawn aeration, tree and shrub care and limited pest control services in the United States.

Since its acquisition on October 2, 2004, the Company also operated Smith & Hawken®*, an outdoor living and garden lifestyle category brand. As discussed in “NOTE 23. DISCONTINUED OPERATIONS,” on July 8, 2009, Scotts Miracle-Gro announced that its wholly-owned subsidiary, Smith & Hawken, Ltd., had adopted a plan to close the Smith & Hawken business. During the Company’s first quarter of fiscal 2010, all Smith & Hawken stores were closed and substantially all operational activities of Smith & Hawken were discontinued. As a result, effective in its first quarter of fiscal 2010, the Company classified Smith & Hawken as discontinued operations in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Due to the nature of the lawn and garden business, the majority of sales to customers occur in the Company’s second and third fiscal quarters. On a combined basis, net sales for the second and third fiscal quarters generally represent 70% to 75% of annual net sales.

Organization and Basis of Presentation

The Company’s consolidated financial statements are presented in accordance with GAAP. The consolidated financial statements include the accounts of Scotts Miracle-Gro and all wholly-owned and majority-owned subsidiaries. All intercompany transactions and accounts are eliminated in consolidation. The Company’s consolidation criteria are based on majority ownership (as evidenced by a majority voting interest in the entity) and an objective evaluation and determination of effective management control.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from the estimates.

Revenue Recognition

Revenue is recognized when title and risk of loss transfer, which generally occurs when products or services are received by the customer. Provisions for estimated returns and allowances are recorded at the time revenue is recognized based on historical rates and are periodically adjusted for known changes in return levels. Shipping and handling costs are included in cost of sales.

Under the terms of the Amended and Restated Exclusive Agency and Marketing Agreement (the “Marketing Agreement”) between the Company and Monsanto Company (“Monsanto”), the Company, in its role as exclusive agent, performs certain functions, such as sales support, merchandising, distribution and logistics, and incurs certain costs in support of the consumer Roundup® business. The actual costs incurred by the Company on behalf of Roundup® are recovered from Monsanto through the terms of the Marketing Agreement. The reimbursement of costs for which the Company is considered the primary obligor is included in net sales.

*	Smith & Hawken® is a registered trademark of Target Brands, Inc. The Company sold the Smith & Hawken brand and certain intellectual property rights related thereto on December 30, 2009, and subsequently changed the name of the subsidiary entity formerly known as Smith & Hawken, Ltd. to Teak 2, Ltd. References in this Current Report on Form 8-K to Smith & Hawken refer to Scotts Miracle-Gro’s subsidiary entity, not the brand itself.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Promotional Allowances

The Company promotes its branded products through, among other things, cooperative advertising programs with retailers. Retailers may also be offered in-store promotional allowances and rebates based on sales volumes. Certain products are promoted with direct consumer rebate programs and special purchasing incentives. Promotion costs (including allowances and rebates) incurred during the year are expensed to interim periods in relation to revenues and are recorded as a reduction of net sales. Accruals for expected payouts under these programs are included in the “Other current liabilities” line in the Consolidated Balance Sheets.

Advertising

Advertising costs incurred during the year by our Global Consumer segment are expensed to interim periods in relation to revenues. All advertising costs, except for external production costs, are expensed within the fiscal year in which such costs are incurred. External production costs for advertising programs are deferred until the period in which the advertising is first aired.

Scotts LawnService® promotes its service offerings primarily through direct mail campaigns. External costs associated with these campaigns that qualify as direct response advertising costs are deferred and recognized as advertising expense in proportion to revenues over a period not beyond the end of the subsequent calendar year. Costs that do not qualify as direct response advertising costs are expensed within the fiscal year incurred on a monthly basis in proportion to net sales. The costs deferred at September 30, 2009 and 2008 were $2.1 million and $4.5 million, respectively.

Advertising expenses were $127.2 million in fiscal 2009, $127.7 million in fiscal 2008 and $134.1 million in fiscal 2007.

Research and Development

All costs associated with research and development are charged to expense as incurred. Expenses for fiscal 2009, fiscal 2008 and fiscal 2007 were $56.3 million, $44.7 million and $38.8 million, respectively, including product registration costs of $15.6 million, $9.8 million and $9.3 million, respectively.

Environmental Costs

The Company recognizes environmental liabilities when conditions requiring remediation are probable and the amounts can be reasonably estimated. Expenditures which extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Environmental liabilities are not discounted or reduced for possible recoveries from insurance carriers.

Stock-Based Compensation Awards

The fair value of awards is expensed ratably over the vesting period, generally three years. The Company uses a binomial model to determine the fair value of its option grants.

Earnings per Common Share

Basic earnings per common share is computed based on the weighted-average number of common shares outstanding each period. Diluted earnings per common share is computed based on the weighted-average number of common shares and dilutive potential common shares (stock options, restricted stock, performance shares and stock appreciation rights) outstanding each period.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with original maturities of three months or less to be cash equivalents. The Company maintains cash deposits in banks which from time to time exceed the amount of deposit insurance available. Management periodically assesses the financial condition of the banks and believes that the risk of any potential credit loss is minimal.

Accounts Receivable and Allowances

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Allowances reflect our best estimate of amounts in our existing accounts receivable that may not be collected due to customer claims, the return of goods, or customer inability or unwillingness to pay. We determine the allowance based on customer risk assessment and historical experience. We review our allowances monthly. Past due balances over 90 days and in excess of a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when we feel it is probable the receivable will not be recovered. We do not have any off-balance-sheet credit exposure related to our customers.

Inventories

Inventories are stated at the lower of cost or market, principally determined by the FIFO method. Inventories include the cost of raw materials, labor, manufacturing overhead and freight and in-bound handling costs incurred to pre-position goods in the Company’s warehouse network. The Company makes provisions for obsolete or slow-moving inventories as necessary to properly reflect inventory at the lower of cost or market value. Lower of cost-or-market reserves were $35.3 million and $26.2 million at September 30, 2009 and 2008, respectively.

Goodwill and Indefinite-lived Intangible Assets

Goodwill and intangible assets determined to have indefinite lives are not subject to amortization. Goodwill and indefinite-lived intangible assets are reviewed for impairment by applying a fair-value based test on an annual basis, as of the first day of the Company’s fiscal fourth quarter, or more frequently if circumstances indicate a potential impairment. If it is determined that an impairment has occurred, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its estimated fair value and classified as “Impairment, restructuring and other charges” in the Consolidated Statements of Operations.

Long-lived Assets

Property, plant and equipment are stated at cost. Interest capitalized on capital projects amounted to $0.4 million, $0.3 million and $0.4 million during fiscal 2009, fiscal 2008 and fiscal 2007, respectively. Expenditures for maintenance and repairs are charged to expense as incurred. When properties are retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from the accounts with the resulting gain or loss being reflected in income from operations.

Depreciation of property, plant and equipment is provided on the straight-line method and is based on the estimated useful economic lives of the assets as follows:

Land improvements	10 — 25 years
Buildings	10 — 40 years
Machinery and equipment	3 — 15 years
Furniture and fixtures	6 — 10 years
Software	3 — 8 years

Intangible assets with finite lives, and therefore subject to amortization, include technology (e.g., patents), customer relationships, non-compete agreements and certain tradenames. These intangible assets are being

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amortized on the straight-line method over periods typically ranging from 3 to 25 years. The Company’s fixed assets and intangible assets subject to amortization are required to be tested for recoverability whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. If an evaluation of recoverability was required, the estimated undiscounted future cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down is required. If the undiscounted cash flows are less than the carrying amount, an impairment loss is recorded to the extent that the carrying amount exceeds fair value.

Internal Use Software

The costs of internal use software are expensed or capitalized depending on whether they are incurred in the preliminary project stage, application development stage or the post-implementation/operation stage. As of September 30, 2009 and 2008, the Company had $23.4 million and $21.9 million, respectively, in unamortized capitalized internal use computer software costs. Amortization of these costs was $8.2 million, $7.2 million and $12.1 million during fiscal 2009, fiscal 2008 and fiscal 2007, respectively.

Accruals for Self-Insured Losses

The Company maintains insurance for certain risks, including workers’ compensation, general liability and vehicle liability, and is self-insured for employee related health care benefits. The Company accrues for the expected costs associated with these risks by considering historical claims experience, demographic factors, severity factors and other relevant information. Costs are recognized in the period the claim is incurred, and the financial statement accruals include an actuarially determined estimate of claims incurred but not yet reported.

Translation of Foreign Currencies

For all foreign operations, the functional currency is the local currency. Assets and liabilities of these operations are translated at the exchange rate in effect at each year-end. Income and expense accounts are translated at the average rate of exchange prevailing during the year. Translation gains and losses arising from the use of differing exchange rates from period to period are included in other comprehensive income (loss), a component of shareholders’ equity. Foreign currency transaction gains and losses are included in the determination of net income (loss).

Derivative Instruments

In the normal course of business, the Company is exposed to fluctuations in interest rates, the value of foreign currencies and the cost of commodities. A variety of financial instruments, including forward and swap contracts, are used to manage these exposures. The Company’s objective in managing these exposures is to better control these elements of cost and mitigate the earnings and cash flow volatility associated with changes in the applicable rates and prices.

The Company has established policies and procedures that encompass risk-management philosophy and objectives, guidelines for derivative-instrument usage, counterparty credit approval, and the monitoring and reporting of derivative activity. The Company does not enter into derivative instruments for the purpose of speculation.

Variable Interest Entities

GAAP provides a framework for identifying variable interest entities (“VIE’s”) and determining when a company should include the assets, liabilities, noncontrolling interests and results of operations of a VIE in its consolidated financial statements. In general, a VIE is a corporation, partnership, limited liability company, trust or any other legal structure used to conduct activities or hold assets that either: (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GAAP requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE (a variable interest holder) is obligated to absorb a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the VIE’s residual returns (if no party absorbs a majority of the VIE’s losses), or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities and noncontrolling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. GAAP also requires disclosures about VIEs that the variable interest holder is not required to consolidate but in which it has a significant variable interest.

The Company’s Scotts LawnService® business sells new franchise territories, primarily in small to mid-size markets, under arrangements where a portion of the franchise fee is paid in cash with the balance due under a promissory note. The Company believes that it may be the primary beneficiary for certain of its franchisees initially, but ceases to be the primary beneficiary as the franchisees develop their businesses and the promissory notes are repaid. At September 30, 2009 and 2008, the Company had approximately $2.4 million and $1.8 million in notes receivable from such franchisees, respectively. The effect of consolidating the entities where the Company may be the primary beneficiary for a limited period of time is not material to the consolidated financial statements.

Subsequent Events

The Company evaluated all events or transactions that occurred after September 30, 2009 up through February 16, 2010, the date the Company issued these consolidated financial statements. During this period, the Company did not have any material recognizable subsequent events. On January 14, 2010, Scotts Miracle-Gro issued $200 million of Senior Notes with a coupon of 7.25% and yield of 7.375% due 2018, described in more detail in “NOTE 25. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTORS.”

RECENT ACCOUNTING PRONOUNCEMENTS

FASB Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued new accounting guidance which establishes two levels of GAAP, authoritative and non-authoritative. The FASB Accounting Standards Codification (the “Codification”) is the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission (“SEC”), which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative. This standard is effective for financial statements for interim or annual reporting periods ended after September 15, 2009. The Company began using the new guidelines and numbering system prescribed by the Codification when referring to GAAP in the fourth quarter of fiscal 2009. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

Fair Value Measurements

On October 1, 2008, the Company adopted new accounting guidance on fair value measurements. The new guidance defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. The effect of the adoption was not material and required no adjustment to the Company’s financial condition or results of operations. Refer to “NOTE 16. FAIR VALUE MEASUREMENTS” for further information regarding the effect of the adoption with respect to financial assets and liabilities. In February 2008, the FASB issued additional guidance which removed leasing transactions from the scope of fair value measurements. In February 2008, the FASB also delayed the effective date of the new fair value guidance for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. The guidance states that a measurement is recurring if it happens at least annually and defines nonfinancial assets and nonfinancial liabilities as all assets and liabilities other than those meeting the definition of a financial asset or financial

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liability. The Company is completing its evaluation of the guidance issued in February 2008 and does not expect it to have a material impact on the Company’s financial condition or results of operations.

The Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued new accounting guidance that allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. Subsequent changes in fair value of these financial assets and liabilities would be recognized in earnings when they occur. The guidance further establishes certain additional disclosure requirements. The Company adopted the guidance as of October 1, 2008. The Company has not elected to measure any financial assets or liabilities at fair value which were not previously required to be measured at fair value.

Disclosures about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued new accounting guidance on disclosures about derivative instruments and hedging activities. The objective is to enhance the disclosure framework and improve the transparency of financial reporting for derivative instruments and hedging activities. The guidance requires entities to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The Company adopted the new accounting guidance for the fiscal quarter ended March 28, 2009. Refer to “NOTE 15. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for the applicable disclosures.

Business Combinations

In December 2007, the FASB issued new accounting guidance on business combinations and non-controlling interests in consolidated financial statements. The objective is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The guidance applies to all transactions or other events in which an entity (the “acquirer”) obtains control of one or more businesses (the “acquiree”), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. In April 2009, the FASB issued additional guidance which addresses application issues arising from contingencies in a business combination. The new guidance is effective for the Company’s financial statements for the fiscal year that began October 1, 2009. The Company will adopt the new guidance prospectively as applicable.

Noncontrolling Interests in Consolidated Financial Statements

In December 2007, the FASB issued new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The new guidance also changes the way the consolidated financial statements are presented, establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation, requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and expands disclosures in the consolidated financial statements that clearly identify and distinguish between the parent’s ownership interest and the interest of the noncontrolling owners of a subsidiary. The provisions are to be applied prospectively as of the beginning of the fiscal year in which the guidance is adopted, except for the presentation and disclosure requirements, which are to be applied retrospectively for all periods presented. The new guidance will be effective for the Company’s financial statements for the fiscal year beginning October 1, 2009. The Company is in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Determination of the Useful Life of Intangible Assets

In April 2008, the FASB issued new accounting guidance which amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. The new guidance applies to: (a) intangible assets that are acquired individually or with a group of other assets and (b) intangible assets acquired in both business combinations and asset acquisitions. Entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. The new guidance will require certain additional disclosures beginning October 1, 2009 and prospective application to useful life estimates for intangible assets acquired after September 30, 2009. The Company is in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

Employers’ Disclosures About Postretirement Benefit Plan Assets

In December 2008, the FASB issued new accounting guidance on employers’ disclosures about assets of a defined benefit pension or other postretirement plan. It requires employers to disclose information about fair value measurements of plan assets. The objectives of the disclosures are to provide an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies, (b) the major categories of plan assets, (c) the inputs and valuation techniques used to measure the fair value of plan assets, (d) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and (e) significant concentrations of risk within plan assets. The disclosures required will be effective for the Company’s financial statements for the fiscal year that began October 1, 2009. The Company is in the process of evaluating the impact that the guidance may have on its financial statement disclosures.

Accounting for Transfers of Financial Assets

In June 2009, the FASB issued new accounting guidance to improve the information provided in financial statements concerning transfers of financial assets, including the effects of transfers on financial position, financial performance and cash flows, and any continuing involvement of the transferor with the transferred financial assets. The provisions are effective for the Company’s financial statements for the fiscal year beginning October 1, 2010. The Company is in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

Variable Interest Entities

In June 2009, the FASB issued new accounting guidance requiring an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. It also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The provisions are effective for the Company’s financial statements for the fiscal year beginning October 1, 2010. The Company is in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

NOTE 2.	PRODUCT REGISTRATION AND RECALL MATTERS

In April 2008, the Company became aware that a former associate apparently deliberately circumvented the Company’s policies and U.S. Environmental Protection Agency (the “U.S. EPA”) regulations under the Federal Insecticide, Fungicide, and Rodenticide Act of 1947, as amended (“FIFRA”), by failing to obtain valid registrations for certain products and/or causing certain invalid product registration forms to be submitted to regulators. Since that time, the Company has been cooperating with both the U.S. EPA and the U.S. Department of Justice (the “U.S. DOJ”) in related civil and criminal investigations into the pesticide product registration issues.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In late April of 2008, in connection with the U.S. EPA’s investigation, the Company conducted a consumer-level recall of certain consumer lawn and garden products and a Scotts LawnService® product. Subsequently, the Company and the U.S. EPA agreed upon a Compliance Review Plan for conducting a comprehensive, independent review of the Company’s product registration records. Pursuant to the Compliance Review Plan, an independent third-party firm, Quality Associates Incorporated (“QAI”), reviewed substantially all of the Company’s U.S. pesticide product registrations and associated advertisements, some of which were historical in nature and no longer related to sales of the Company’s products. The U.S. EPA investigation and the QAI review process resulted in the temporary suspension of sales and shipments of certain products. In addition, as the QAI review process or the Company’s internal review identified potential FIFRA registration issues (some of which appear unrelated to the actions of the former associate), the Company endeavored to stop selling or distributing the affected products until the issues could be resolved. QAI’s review of the Company’s U.S. pesticide product registrations and associated advertisements is now substantially complete. The results of the QAI review process did not materially affect, and are not expected to materially affect, the Company’s fiscal 2009 and fiscal 2010 sales, respectively.

In late 2008, the Company and its indirect subsidiary EG Systems, Inc., doing business as Scotts LawnService®, were named as defendants in a purported class action filed in the U.S. District Court for the Eastern District of Michigan relating to Scotts LawnService’s application of certain pesticide products. In the suit, Mark Baumkel, on behalf of himself and the purported classes, sought an unspecified amount of damages, plus costs and attorneys’ fees, for alleged claims involving breach of contract, unjust enrichment, tort, and violation of the State of Michigan’s consumer protection act. On September 28, 2009, the court granted the Company’s and Scotts LawnService’s motion and dismissed the suit with prejudice. Since that time, the Company and Mr. Baumkel have agreed to a confidential settlement that, among other things, precludes an appeal of the decision. The impact of the confidential settlement did not, and will not, materially affect the Company’s financial condition, results of operations or cash flows.

In fiscal 2008, the Company conducted a voluntary recall of certain of its wild bird food products due to a formulation issue. Certain wild bird food products had been treated with pest control additives to avoid insect infestation, especially at retail stores. While the pest control additives had been labeled for use on certain stored grains that can be processed for human and/or animal consumption, they were not labeled for use on wild bird food products. In October, 2008, the U.S. Food & Drug Administration concluded that the recall had been completed and that there had been proper disposition of the recalled products. The results of the wild bird food recall did not materially affect the Company’s fiscal 2009 financial condition, results of operations or cash flows.

As a result of these registration and recall matters, the Company has reversed sales associated with estimated returns of affected products, recorded charges for affected inventory and recorded other registration and recall-related costs. The effects of these adjustments were pre-tax charges of $28.6 million and $51.1 million for the years ended September 30, 2009 and 2008, respectively. The Company expects to incur an additional $10 to $15 million in fiscal 2010 on recall and registration matters, excluding possible fines, penalties, judgments and/or litigation costs. The Company expects that these charges will include costs associated with the rework of certain finished goods inventories, the potential disposal of certain products and ongoing third-party professional services related to the U.S. EPA and U.S. DOJ investigations.

The U.S. EPA and U.S. DOJ investigations continue and may result in future state, federal or private rights of action including fines and/or penalties with respect to known or potential additional product registration issues. Until the U.S. EPA and U.S. DOJ investigations are complete, the Company cannot reasonably determine the scope or magnitude of possible liabilities that could result from known or potential product registration issues, and no reserves for these potential liabilities have been established as of September 30, 2009. However, it is possible that such liabilities, including fines, penalties, judgments and/or litigation costs could be material and have an adverse effect on the Company’s financial condition, results of operations or cash flows.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables summarize the impact of the product registration and recall matters on the results of operations during fiscal 2009 and fiscal 2008 and on accrued liabilities and inventory reserves as of September 30, 2009 and 2008 (in millions):

	Year Ended
	September 30,
	2009	2008

Net sales — product recalls	$(0.3)	$(22.3)
Cost of sales — product recalls	(0.2)	(11.1)
Cost of sales — other charges	11.7	27.2

Gross Profit	(11.8)	(38.4)
SG&A	16.8	12.7

Loss from operations	(28.6)	(51.1)
Income tax benefit	(10.3)	(17.9)

Net loss	$(18.3)	$(33.2)

	Reserves
	Established
	During the	Additional			Additional
	Second	Costs and		Reserves at	Costs and		Reserves at
	Quarter of	Changes in	Reserves	September 30,	Changes in	Reserves	September 30,
	Fiscal 2008	Estimates	Used	2008	Estimates	Used	2009

Sales returns — product recalls	$19.0	$3.3	$(22.1)	$0.2	$0.3	$(0.5)	$—
Cost of sales returns — product recalls	(12.0)	0.9	11.0	(0.1)	(0.2)	0.3	—
Inventory reserves	14.1	(0.8)	(7.4)	5.9	2.9	(4.7)	4.1
Other incremental costs of sales	8.5	5.4	(10.7)	3.2	8.8	(7.8)	4.2
Other general and administrative costs	1.2	11.5	(8.4)	4.3	16.8	(19.7)	1.4

Accrued liabilities and inventory reserves	$30.8	$20.3	$(37.6)	$13.5	$28.6	$(32.4)	$9.7

NOTE 3.	IMPAIRMENT, RESTRUCTURING AND OTHER CHARGES

The Company recorded net restructuring and other charges of $1.0 million and $1.1 million in fiscal 2008 and fiscal 2007, respectively. Other charges in fiscal 2008 and fiscal 2007 related to the Company’s turfgrass biotechnology program.

Property, plant and equipment charges of $0.3 million in fiscal 2008 related to the Company’s turfgrass biotechnology program. Goodwill and intangible asset impairment charges of $109.8 million and $6.1 million were recorded in fiscal 2008 and fiscal 2007, respectively. The nature of the impairment charges are discussed further in “NOTE 4. GOODWILL AND INTANGIBLE ASSETS, NET.”

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

        The following table details impairment, restructuring and other charges and rolls forward the cash portion of the restructuring and other charges accrued in fiscal 2009, fiscal 2008 and fiscal 2007 (in millions):

	2009	2008	2007
Restructuring and other charges	$—	$1.0	$2.7
Property, plant and equipment impairment	—	0.3	—
Goodwill and intangible asset impairments	—	109.8	6.1

Total impairment, restructuring and other charges	$—	$111.1	$8.8

	2009	2008	2007
Amounts reserved for restructuring and other charges at beginning of year	$1.1	$2.5	$6.4
Restructuring and other expense	—	1.0	2.7
Restructuring and other expense from discontinued operations (see “NOTE 23. DISCONTINUED OPERATIONS”)	14.7	—	—
Payments and other	(1.2)	(2.4)	(6.6)

Amounts reserved for restructuring and other charges at end of year	$14.6	$1.1	$2.5

NOTE 4.	GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill and indefinite-lived intangible assets are not subject to amortization. Goodwill and indefinite-lived intangible assets are reviewed for impairment by applying a fair-value based test on an annual basis or more frequently if circumstances indicate impairment may have occurred. The Company assesses goodwill for impairment by comparing the carrying value of its reporting units to their respective fair values and reviewing the Company’s market value of invested capital. Management engages an independent valuation firm to assist in its impairment assessment reviews. The Company determines the fair value of its reporting units primarily utilizing discounted cash flows and incorporates assumptions it believes marketplace participants would utilize. The Company also uses comparative market multiples and other factors to corroborate the discounted cash flow results used. The value of all indefinite-lived tradenames was determined using a royalty savings methodology similar to that employed when the associated businesses were acquired but using updated estimates of sales, cash flow and profitability.

Fiscal 2009

The Company completed its impairment analysis as of June 28, 2009 and determined that no charge for impairment was required.

Fiscal 2008

The Company’s fiscal 2008 impairment review resulted in a non-cash charge of $111.1 million to reflect the decline in the fair value of certain goodwill and other assets as evidenced by the decline in the Company’s common shares. In total, the fiscal 2008 impairment charges were comprised of $80.8 million for goodwill, $11.3 million

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related to indefinite-lived tradenames and $19.0 million for long-lived assets. Of the $19.0 million impairment charge recorded for long-lived assets, $1.3 million was recorded in cost of sales. On a reportable segment basis, $64.5 million of the impairment was in Global Consumer, $38.4 million was in Global Professional, with the remaining $8.2 million in Corporate & Other.

Fiscal 2007

The Company’s fourth quarter fiscal 2007 impairment review resulted in a non-cash goodwill and intangible asset impairment charge of $6.1 million, of which, $2.2 million related to a goodwill impairment charge related to its turfgrass biotechnology program and $3.9 million was associated with information technology initiatives in the Company’s Scotts LawnService® segment.

The following table presents goodwill and intangible assets as of September 30, 2009 and 2008 (dollars in millions).

		September 30, 2009			September 30, 2008
	Weighted	Gross		Net	Gross		Net
	Average	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Life	Amount	Amortization	Amount	Amount	Amortization	Amount

Amortizable intangible assets:
Technology	15	$53.6	$(40.3)	$13.3	$49.9	$(39.1)	$10.8
Customer accounts	14	85.0	(44.6)	40.4	83.5	(38.0)	45.5
Tradenames	17	11.3	(10.2)	1.1	11.3	(9.0)	2.3
Other	14	105.1	(75.1)	30.0	101.2	(71.2)	30.0

Total amortizable intangible assets, net				84.8			88.6
Unamortizable intangible assets:
Tradenames				279.4			278.6

Total intangible assets, net				364.2			367.2
Goodwill				375.2			377.7

Total goodwill and intangible assets, net				$739.4			$744.9

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The changes to the net carrying value of goodwill by segment for the fiscal years ended September 30, 2009 and 2008 are as follows (in millions):

	Global	Global	Scotts
	Consumer	Professional	LawnService®	Total

Balance as of September 30, 2007	$277.0	$62.4	$123.5	$462.9
Increases due to acquisitions	—	—	0.3	0.3
Impairment	(61.0)	(19.8)	—	(80.8)
Other, primarily foreign currency translation	(0.9)	(3.8)	—	(4.7)

Balance as of September 30, 2008	215.1	38.8	123.8	377.7
Other, primarily foreign currency translation	(3.4)	1.0	(0.1)	(2.5)

Balance as of September 30, 2009	$211.7	$39.8	$123.7	$375.2

The total amortization expense for the years ended September 30, 2009, 2008 and 2007 was $12.5 million, $16.4 million and $16.1 million, respectively. Amortization expense is estimated to be as follows for the years ending September 30 (in millions):

2010	$11.7
2011	8.9
2012	8.8
2013	8.6
2014	8.5

NOTE 5.	2007 RECAPITALIZATION

On December 12, 2006, the Company announced a recapitalization plan to return $750 million to the Company’s shareholders. This plan expanded and accelerated the previously announced five-year, $500 million share repurchase program (which was canceled) under which the Company repurchased $87.9 million of its common shares during fiscal 2006. Pursuant to the recapitalization plan, on February 14, 2007, the Company completed a modified “Dutch auction” tender offer, resulting in the repurchase of 4.5 million of the Company’s common shares for an aggregate purchase price of $245.5 million ($54.50 per share). On February 16, 2007, the Company’s Board of Directors declared a special one-time cash dividend of $8.00 per share ($508 million in the aggregate), which was paid on March 5, 2007, to shareholders of record on February 26, 2007.

In order to fund these transactions, the Company entered into new credit facilities aggregating $2.15 billion and terminated its prior credit facility. As part of this debt restructuring, the Company also conducted a cash tender offer for any and all of its outstanding 6 5/8% senior subordinated notes in an aggregate principal amount of $200 million. Please refer to “NOTE 11. DEBT” for further information as to the current credit facilities and the repayment and termination of the prior credit facility and the 6 5/8% senior subordinated notes.

The payment of the special one-time cash dividend required the Company to adjust the number of common shares subject to stock options and stock appreciation rights outstanding under the Company’s share-based awards programs, as well as the price at which the awards may be exercised. Please refer to “NOTE 12. SHAREHOLDERS’ EQUITY” for further information.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s interest expense has been significantly higher for periods subsequent to the recapitalization transactions as a result of the borrowings incurred to fund the cash returned to shareholders. The following pro forma financial information has been compiled as if the Company had completed the recapitalization transactions as of October 1, 2006 for fiscal 2007. Borrowing rates in effect as of March 30, 2007 were used to compute pro forma interest expense. As the recapitalization involved a share repurchase, pro forma diluted common shares are also provided.

Pro Forma Financial
Information
Year Ended
September 30, 2007
(In millions, except
per share data)
(Unaudited)

Income from continuing operations before income taxes, as reported	$229.0
Add back reported interest expense	70.7
Add back costs related to refinancing	18.3
Deduct pro forma interest expense	(94.3)

Pro forma income from continuing operations before income taxes	223.7
Pro forma income taxes	77.8

Pro forma income from continuing operations	$145.9

Pro forma basic income per common share from continuing operations	$2.30

Pro forma diluted income per common share from continuing operations	$2.23

Reported interest expense	$70.7
Incremental interest on recapitalization borrowings	21.8
New credit facilities interest rate differential	1.5
Incremental amortization of new credit facilities fees	0.3

Pro forma interest expense	$94.3

Pro forma effective tax rates	34.8%

Pro Forma Shares
Year Ended
September 30, 2007
(In millions)

Weighted-average common shares outstanding during the period	65.2
Incremental full period impact of repurchased common shares	(1.8)

Pro forma basic common shares	63.4

Weighted-average common shares outstanding during the period plus dilutive potential common shares	67.0
Incremental full period impact of repurchased common shares	(1.8)
Impact on dilutive potential common shares	0.3

Pro forma diluted common shares	65.5

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6.	DETAIL OF CERTAIN FINANCIAL STATEMENT ACCOUNTS

	September 30,
	2009	2008
	(In millions)

INVENTORIES, NET:
Finished goods	$239.1	$277.3
Work-in-progress	41.5	29.9
Raw materials	178.3	108.7

	$458.9	$415.9

PROPERTY, PLANT AND EQUIPMENT, NET:
Land and improvements	$61.5	$61.0
Buildings	173.3	165.1
Machinery and equipment	449.6	432.0
Furniture and fixtures	36.3	36.2
Software	98.9	92.0
Aircraft	8.4	—
Construction in progress	34.0	18.4

	862.0	804.7
Less: accumulated depreciation	(492.3)	(460.6)

	$369.7	$344.1

OTHER CURRENT LIABILITIES:
Payroll and other compensation accruals	$120.8	$50.3
Advertising and promotional accruals	158.4	144.1
Other	127.2	126.1

	$406.4	$320.5

OTHER NON-CURRENT LIABILITIES:
Accrued pension and postretirement liabilities	$128.4	$108.4
Deferred tax liability	49.6	42.6
Other	51.1	41.0

	$229.1	$192.0

	September 30,
	2009	2008	2007
	(In millions)

ACCUMULATED OTHER COMPREHENSIVE LOSS:
Unrecognized loss on derivatives, net of tax of $10.7, $8.9 and $0.4	$(17.3)	$(14.1)	$(0.6)
Pension liability, net of tax of $35.3, $29.2 and $15.9	(59.2)	(47.1)	(27.0)
Foreign currency translation adjustment	3.7	(5.9)	(14.4)

	$(72.8)	$(67.1)	$(42.0)

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7.	MARKETING AGREEMENT

The Company is Monsanto’s exclusive agent for the domestic and international marketing and distribution of consumer Roundup® herbicide products. Under the terms of the Marketing Agreement with Monsanto, the Company is entitled to receive an annual commission from Monsanto in consideration for the performance of the Company’s duties as agent. The annual gross commission under the Marketing Agreement is calculated as a percentage of the actual earnings before interest and income taxes (“EBIT”) of the consumer Roundup® business and is based on the achievement of two earnings thresholds, as defined in the Marketing Agreement. The Marketing Agreement also requires the Company to make annual payments to Monsanto as a contribution against the overall expenses of the consumer Roundup® business. The annual contribution payment is defined in the Marketing Agreement as $20 million.

In consideration for the rights granted to the Company under the Marketing Agreement for North America, the Company was required to pay a marketing fee of $32 million to Monsanto. The Company has deferred this amount on the basis that the payment will provide a future benefit through commissions that will be earned under the Marketing Agreement. Based on management’s current assessment of the likely term of the Marketing Agreement, the useful life over which the marketing fee is being amortized is 20 years.

Under the terms of the Marketing Agreement, the Company performs certain functions, primarily manufacturing conversion, distribution and logistics, and selling and marketing support, on behalf of Monsanto in the conduct of the consumer Roundup® business. The actual costs incurred for these activities are charged to and reimbursed by Monsanto. The Company records costs incurred under the Marketing Agreement for which the Company is the primary obligor on a gross basis, recognizing such costs in “Cost of sales” and the reimbursement of these costs in “Net sales,” with no effect on gross profit or net income. The related net sales and cost of sales were $67.8 million, $58.0 million and $47.7 million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively.

The elements of the net commission earned under the Marketing Agreement and included in “Net sales” for each of the three years in the period ended September 30, 2009 were as follows (in millions):

	2009	2008	2007

Gross commission	$72.2	$65.1	$62.7
Contribution expenses	(20.0)	(20.0)	(20.0)
Amortization of marketing fee	(0.8)	(0.8)	(0.8)

Net commission income	51.4	44.3	41.9
Reimbursements associated with Marketing Agreement	67.8	58.0	47.7

Total net sales associated with Marketing Agreement	$119.2	$102.3	$89.6

The Marketing Agreement has no definite term except as it relates to the European Union countries (the “EU term”). The EU term extends through September 30, 2011, with up to two additional automatic renewal periods of two years each, subject to non-renewal only upon the occurrence of certain performance defaults. Thereafter, the Marketing Agreement provides that the parties may agree to renew the EU term for an additional three years.

The Marketing Agreement provides Monsanto with the right to terminate the Marketing Agreement upon an event of default (as defined in the Marketing Agreement) by the Company, a change in control of Monsanto or the sale of the consumer Roundup® business. The Marketing Agreement provides the Company with the right to terminate the Marketing Agreement in certain circumstances, including an event of default by Monsanto or the sale of the consumer Roundup® business. Unless Monsanto terminates the Marketing Agreement due to an event of default by the Company, Monsanto is required to pay a termination fee to the Company that varies by program year. The termination fee is calculated as a percentage of the value of the Roundup® business exceeding a certain threshold, but in no event will the termination fee be less than $16 million. If Monsanto were to terminate the Marketing Agreement due to an event of default by the Company, however, the Company would not be entitled to

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

any termination fee, and the Company would lose all, or a substantial portion, of the significant source of earnings and overhead expense absorption the Marketing Agreement provides. Monsanto may also be able to terminate the Marketing Agreement within a given region, including North America, without paying a termination fee if unit volume sales to consumers in that region decline: (1) over a cumulative three-fiscal-year period; or (2) by more than 5% for each of two consecutive years.

NOTE 8.	ACQUISITIONS

Effective October 1, 2008, the Company acquired Humax Horticulture Limited (“Humax”), a privately-owned growing media company in the United Kingdom, for a total cost of $9.3 million. Purchase accounting allocations have been recorded for Humax, including the allocation of the purchase price to assets acquired and liabilities assumed, based on estimated fair values at the date of acquisition. Pro forma net sales, net income and net income per common share for fiscal 2008 would not have been significantly different had the acquisition of Humax occurred as of October 1, 2007.

Scotts LawnService®

During fiscal 2007, the Company’s Scotts LawnService® segment acquired 11 individual lawn service entities for a total cost of approximately $22.5 million. The following table summarizes the details of these transactions (dollar amounts in millions):

Fiscal Year
2007

Number of individual acquisitions	11
Total cost	$22.5
Portion of cost paid in cash	18.7
Notes issued and liabilities assumed	3.8
Goodwill	14.9
Other intangible assets	6.3
Working capital and property, plant and equipment	1.3

NOTE 9.	RETIREMENT PLANS

The Company sponsors a defined contribution profit sharing and 401(k) plans for substantially all U.S. associates. The Company provides a base contribution equal to 2% of compensation up to 50% of the Social Security taxable wage base plus 4% of remaining compensation. Associates also may make pretax contributions from compensation that are matched by the Company at 100% of the associates’ initial 3% contribution and 50% of their remaining contribution up to 5%. The Company recorded charges of $15.3 million, $11.4 million and $10.7 million under the plan in fiscal 2009, fiscal 2008 and fiscal 2007, respectively.

The Company sponsors two defined benefit plans for certain U.S. associates. Benefits under these plans have been frozen and closed to new associates since 1997. The benefits under the primary plan are based on years of service and the associates’ average final compensation or stated amounts. The Company’s funding policy, consistent with statutory requirements and tax considerations, is based on actuarial computations using the Projected Unit Credit method. The second frozen plan is a non-qualified supplemental pension plan. This plan provides for incremental pension payments so that total pension payments equal amounts that would have been payable from the Company’s pension plan if it were not for limitations imposed by the income tax regulations.

The Company sponsors defined benefit pension plans associated with its international businesses in the United Kingdom, the Netherlands, Germany and France. These plans generally cover all associates of the respective businesses, with retirement benefits primarily based on years of service and compensation levels. During fiscal 2004, the U.K. plans were closed to new participants, but existing participants continue to accrue benefits. All newly hired associates of the U.K. business now participate in a defined contribution plan.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables present information about benefit obligations, plan assets, annual expense, assumptions and other information about the Company’s defined benefit pension plans (in millions). The defined benefit plans are valued using a September 30 measurement date.

	Curtailed Defined		International
	Benefit Plans		Benefit Plans
	2009	2008	2009	2008

Change in projected benefit obligation
Benefit obligation at beginning of year	$90.2	$90.8	$176.7	$179.5
Service cost	—	—	2.4	2.8
Interest cost	5.6	5.4	9.6	10.0
Plan participants’ contributions	—	—	0.8	0.9
Actuarial loss	12.1	0.5	8.3	10.2
Benefits paid	(6.4)	(6.5)	(5.1)	(6.6)
Other	—	—	(0.3)	(0.6)
Special termination benefits	—	—	—	0.1
Foreign currency translation	—	—	(10.0)	(19.6)

Projected benefit obligation at end of year	$101.5	$90.2	$182.4	$176.7

Accumulated benefit obligation at end of year	$101.5	$90.2	$157.4	$152.4

Change in plan assets
Fair value of plan assets at beginning of year	$65.9	$77.9	$118.9	$142.7
Actual return on plan assets	3.2	(10.3)	11.9	(11.5)
Employer contribution	1.5	4.8	9.3	9.1
Plan participants’ contributions	—	—	0.8	0.9
Actuarial loss	—	—	(4.4)	—
Benefits paid	(6.4)	(6.5)	(5.1)	(6.6)
Foreign currency translation	—	—	(8.2)	(15.0)
Other	—	—	(0.3)	(0.7)

Fair value of plan assets at end of year	$64.2	$65.9	$122.9	$118.9

Underfunded status at end of year	$(37.3)	$(24.3)	$(59.5)	$(57.8)

Information for pension plans with an accumulated benefit obligation in excess of plan assets
Projected benefit obligation	$101.5	$90.2	$182.4	$157.0
Accumulated benefit obligation	101.5	90.2	157.4	135.9
Fair value of plan assets	64.2	65.9	122.9	102.0
Amounts recognized in the Consolidated Balance Sheets consist of:
Current liabilities	$(0.2)	$(0.2)	$(1.1)	$(1.0)
Noncurrent liabilities	(37.1)	(24.1)	(58.4)	(56.8)

Total amount accrued	$(37.3)	$(24.3)	$(59.5)	$(57.8)

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Curtailed Defined		International
	Benefit Plans		Benefit Plans
	2009	2008	2009	2008

Amounts recognized in accumulated other comprehensive loss consist of:
Actuarial loss	$48.6	$37.7	$48.3	$46.3
Prior service cost	—	—	(1.0)	(1.1)

Net amount recognized	$48.6	$37.7	$47.3	$45.2

Total change in other comprehensive loss attributable to:
Pension benefit losses during the period	$13.9	$17.0	$8.1	$31.1
Reclassification of pension benefit losses to net income	(3.0)	(1.3)	(2.0)	(0.5)
Foreign currency translation	—	—	(4.0)	(6.0)

Total change in other comprehensive loss	$10.9	$15.7	$2.1	$24.6

Amounts in accumulated other comprehensive loss expected to be recognized as components of net periodic benefit cost in fiscal 2010 are as follows:
Actuarial loss	$4.3	$3.0	$2.4	$2.4
Prior service cost	—	—	(0.1)	(0.1)

Amount to be amortized into net periodic benefit cost	$4.3	$3.0	$2.3	$2.3

Weighted average assumptions used in development of projected benefit obligation
Discount rate	5.23%	6.46%	5.51%	6.06%
Rate of compensation increase	n/a	n/a	3.8%	4.1%

	Curtailed Defined Benefit Plan			International Benefit Plans
	2009	2008	2007	2009	2008	2007

Components of net periodic benefit cost
Service cost	$—	$—	$—	$2.4	$2.8	$3.9
Interest cost	5.6	5.4	5.3	9.6	10.0	9.2
Expected return on plan assets	(5.1)	(6.2)	(5.6)	(7.2)	(9.3)	(8.2)
Net amortization	3.1	1.3	2.1	2.0	0.4	2.1

Net periodic benefit cost	3.6	0.5	1.8	6.8	3.9	7.0
Curtailment/settlement loss	—	—	—	—	0.1	0.6

Total benefit cost	$3.6	$0.5	$1.8	$6.8	$4.0	$7.6

Weighted average assumptions used in development of net periodic benefit cost
Discount rate	6.46%	6.11%	5.93%	6.06%	5.67%	4.86%
Expected return on plan assets	8.0%	8.0%	8.0%	5.8%	5.8%	6.6%
Rate of compensation increase	n/a	n/a	n/a	4.1%	3.5%	3.5%

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other information

	Curtailed Defined	International
	Benefit Plans	Benefit Plans

Plan asset allocations:
Target for September 30, 2010:
Equity securities	60%	49%
Debt securities	40%	51%
September 30, 2009:
Equity securities	57%	50%
Debt securities	41%	50%
Other	2%	0%
September 30, 2008:
Equity securities	56%	48%
Debt securities	43%	52%
Other	1%	0%
Expected contributions in fiscal 2010:
Company	3.2	8.7
Employee	—	0.8
Expected future benefit payments:
2010	6.8	5.1
2011	6.8	5.3
2012	6.9	5.8
2013	6.9	6.1
2014	7.1	6.4
2015 — 2019	35.9	38.3

Investment Strategy

Target allocation percentages among various asset classes are maintained based on an individual investment policy established for each of the various pension plans. Asset allocations are designed to achieve long-term objectives of return, while mitigating against downside risk and considering expected cash requirements necessary to fund benefit payments. However, we cannot predict future investment returns, and therefore cannot determine whether future pension plan funding requirements could materially and adversely affect our financial condition, results of operations or cash flows.

Basis for Long-Term Rate of Return on Asset Assumptions

The Company’s expected long-term rate of return on asset assumptions is derived from studies conducted by third parties. The studies include a review of anticipated future long-term performance of individual asset classes and consideration of the appropriate asset allocation strategy given the anticipated requirements of the plan to determine the average rate of earnings expected. While the studies give appropriate consideration to recent fund performance and historical returns, the assumptions primarily represent expectations about future rates of return over the long term.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10.	ASSOCIATE MEDICAL BENEFITS

The Company provides comprehensive major medical benefits to certain of its retired associates and their dependents. Substantially all of the Company’s domestic associates who were hired before January 1, 1998 become eligible for these benefits if they retire at age 55 or older with more than ten years of service. The plan requires certain minimum contributions from retired associates and includes provisions to limit the overall cost increases the Company is required to cover. The Company funds its portion of retiree medical benefits on a pay-as-you-go basis.

The following table sets forth the information about the retiree medical plan for domestic associates (in millions). The retiree medical plan is valued using a September 30 measurement date.

	2009	2008

Change in Accumulated Plan Benefit Obligation (APBO)
Benefit obligation at beginning of year	$26.2	$30.4
Service cost	0.4	0.5
Interest cost	1.9	1.8
Plan participants’ contributions	0.9	0.9
Actuarial (gain)/loss	4.8	(4.5)
Benefits paid (net of federal subsidy of $0.3 and $0.3)	(3.2)	(2.9)

Benefit obligation at end of year	$31.0	$26.2

Change in plan assets
Fair value of plan assets at beginning of year	$—	$—
Employer contribution	2.6	2.3
Plan participants’ contributions	0.9	0.9
Gross benefits paid	(3.5)	(3.2)

Fair value of plan assets at end of year	—	—

Funded status at end of year	$(31.0)	$(26.2)

Amounts recognized in the Consolidated Balance Sheets consist of:
Current liabilities	$(2.2)	$(2.4)
Noncurrent liabilities	(28.8)	(23.8)

Total amount accrued	$(31.0)	$(26.2)

Amounts recognized in accumulated other comprehensive loss consist of:
Actuarial (gain) loss	$0.8	$(4.2)

Total change in other comprehensive loss attributable to:
Benefit losses (gains) during the period	$4.8	$(4.5)
Reclassification of benefit gains to net income	0.2	—

Total change in other comprehensive loss	$5.0	$(4.5)

The estimated actuarial gain that will be amortized from accumulated loss into net periodic benefit cost over the next fiscal year is immaterial.
Discount rate used in development of APBO	5.50%	7.54%

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2009	2008	2007

Components of net periodic benefit cost
Service cost	$0.4	$0.5	$0.6
Interest cost	1.9	1.8	1.8
Amortization of actuarial gain	(0.2)	—	—

Total postretirement benefit cost	$2.1	$2.3	$2.4

Discount rate used in development of net periodic benefit cost	7.54%	6.22%	5.86%

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act (the “Act”) became law. The Act provides for a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to the benefit established by the Act. The APBO at September 30, 2009, has been reduced by a deferred actuarial gain in the amount of $6.3 million to reflect the effect of the subsidy related to benefits attributed to past service. The amortization of the actuarial gain and reduction of service and interest costs served to reduce net periodic post retirement benefit cost for fiscal 2009, fiscal 2008 and fiscal 2007 by $0.6 million, $0.5 million and $0.7 million, respectively.

For measurement as of September 30, 2009, management has assumed that health care costs will increase at an annual rate of 8.0% in fiscal 2009, decreasing 0.50% per year to an ultimate trend of 5.00% in 2015. A 1% increase in health cost trend rate assumptions would increase the APBO by $0.9 million both as of September 30, 2009 and 2008. A 1% decrease in health cost trend rate assumptions would decrease the APBO as of September 30, 2009 and 2008 by $1.0 million and $0.6 million, respectively. A 1% increase or decrease in the same rate would not have a material effect on service or interest costs.

Estimated Future Benefit Payments

The following benefit payments under the plan are expected to be paid by the Company and the retirees for the fiscal years indicated (in millions):

	Gross		Medicare	Net
	Benefit	Retiree	Part D	Company
	Payments	Contributions	Subsidy	Payments

2010	$3.4	$(0.9)	$(0.3)	$2.2
2011	3.7	(1.0)	(0.4)	2.3
2012	4.0	(1.3)	(0.4)	2.3
2013	4.3	(1.5)	(0.5)	2.3
2014	4.6	(1.8)	(0.5)	2.3
2015 — 2019	28.6	(13.3)	(3.3)	12.0

The Company also provides comprehensive major medical benefits to its associates. The Company is self-insured for certain health benefits up to $0.3 million per occurrence per individual. The cost of such benefits is recognized as expense in the period the claim is incurred. This cost was $27.8 million, $24.1 million and $21.4 million in fiscal 2009, fiscal 2008 and fiscal 2007, respectively.

The Company adopted the recognition and disclosure provisions of new accounting guidance regarding employers’ accounting for defined benefit pension and other post-retirement benefit plans on September 30, 2007. The effect of this new guidance was additional accumulated other comprehensive loss of $13.3 million, net of tax.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11.	DEBT

	September 30,
	2009	2008
	(In millions)

Credit Facilities:
Revolving loans	$330.4	$375.8
Term loans	456.4	540.4
Master Accounts Receivable Purchase Agreement	4.2	62.1
Notes due to sellers	11.0	12.8
Foreign bank borrowings and term loans	0.5	0.7
Other	7.6	7.7

	810.1	999.5
Less current portions	160.4	150.0

	$649.7	$849.5

The Company’s debt matures as follows for each of the next five fiscal years and thereafter (in millions):

2010	$160.4
2011	195.1
2012	450.6
2013	0.5
2014	0.5
Thereafter	3.0

$810.1

In connection with the recapitalization transactions discussed in “NOTE 5. 2007 RECAPITALIZATION,” in February 2007, the Company entered into the following senior secured credit facilities totaling up to $2.15 billion in the aggregate: (a) a senior secured five-year term loan in the principal amount of $560 million and (b) a senior secured five-year revolving loan facility in the aggregate principal amount of up to $1.59 billion. Under the terms of these credit facilities, the Company may request an additional $200 million in revolving credit and/or term credit commitments, subject to approval from the lenders. Borrowings may be made in various currencies including U.S. dollars, Euros, British pounds, Australian dollars and Canadian dollars.

The terms of these senior secured credit facilities provide for customary representations and warranties and affirmative covenants. The senior secured credit facilities also contain customary negative covenants setting forth limitations, subject to negotiated carve-outs, on liens; contingent obligations; fundamental changes; acquisitions, investments, loans and advances; indebtedness; restrictions on subsidiary distributions; transactions with affiliates and officers; sales of assets; sale and leaseback transactions; changing the Company’s fiscal year end; modifications of certain debt instruments; negative pledge clauses; entering into new lines of business; and restricted payments (including restricting dividend payments to $55 million annually based on the current Leverage Ratio (as defined) of the Company). The senior secured credit facilities are secured by collateral that includes the capital stock of specified subsidiaries of Scotts Miracle-Gro, substantially all domestic accounts receivable (exclusive of any “sold” receivables), inventory and equipment. The senior secured credit facilities also require the maintenance of a specified Leverage Ratio and Interest Coverage Ratio (both as defined), and are guaranteed by substantially all of Scotts Miracle-Gro’s domestic subsidiaries.

The senior secured credit facilities have several borrowing options, including interest rates that are based on (i) a LIBOR rate plus a margin based on a Leverage Ratio (as defined) or (ii) the greater of the prime rate or the

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Federal Funds Effective Rate (as defined) plus 1/2 of 1% plus a margin based on a Leverage Ratio (as defined). Commitment fees are paid quarterly and are calculated as an amount equal to the product of a rate based on a Leverage Ratio (as defined) and the average daily unused portion of both the revolving and term credit facilities. Amounts outstanding under the senior secured credit facilities at September 30, 2009 were at interest rates based on LIBOR applicable to the borrowed currencies plus 125 basis points. The weighted average interest rates on average debt under the credit facilities were 4.8% and 6.2% at September 30, 2009 and 2008, respectively. As of September 30, 2009, there was $1.2 billion of availability under the senior secured credit facilities. Under the senior secured credit facilities, the Company has the ability to issue letter of credit commitments up to $65.0 million. At September 30, 2009, the Company had letters of credit in the amount of $35.9 million outstanding.

On January 10, 2007, the Company also launched a cash tender offer for any and all of its outstanding 6 5/8% senior subordinated notes due 2013 in an aggregate principal amount of $200 million. Substantially all of the 6 5/8% senior subordinated notes were repurchased under the terms of the tender offer on February 14, 2007. The remaining senior subordinated notes not tendered were subsequently called and repurchased on March 26, 2007. Proceeds from the senior secured credit facilities were used to fund the repurchase of the 6 5/8% senior subordinated notes, at an aggregate cost of $209.6 million including an early redemption premium.

At September 30, 2009, the Company had outstanding interest rate swap agreements with major financial institutions that effectively converted a portion of variable-rate debt denominated in U.S. dollars to a fixed rate. The swap agreements had a total U.S. dollar notional amount of $650.0 million at September 30, 2009. Interest payments made between the effective date and expiration date are hedged by the swap agreement, except as noted below. The term, expiration date and rates of these swap agreements are shown in the table below.

		Effective	Expiration	Fixed
Notional Amount		Date(a)	Date	Rate
(In millions)

$200		3/30/2007	3/30/2010	4.87%
200		2/14/2007	2/14/2012	5.20%
50		2/14/2012	2/14/2016	3.78%
150	(b)	11/16/2009	5/16/2016	3.26%
50	(c)	2/16/2010	5/16/2016	3.05%

(a)	The effective date refers to the date on which interest payments are first hedged by the applicable swap agreement.

(b)	Interest payments made during the six-month period beginning November 14 of each year between the effective date and expiration date are hedged by the swap agreement.

(c)	Interest payments made during the three-month period beginning February 14 of each year between the effective date and expiration date are hedged by the swap agreement.

The Company recorded a charge of $18.3 million (including approximately $8.0 million of non-cash charges associated with the write-off of deferred financing costs) during fiscal 2007 relating to the refinancing of the then existing $1.05 billion senior credit facility and the repurchase of the 6 5/8% senior subordinated notes.

Master Accounts Receivable Purchase Agreement

On April 11, 2007, the Company entered into a one-year Master Accounts Receivable Purchase Agreement (the “2007 MARP Agreement”). On April 9, 2008, the Company terminated the 2007 MARP Agreement and entered into a Master Accounts Receivable Purchase Agreement (the “2008 MARP Agreement”). The terms of the 2008 MARP Agreement were substantially the same as the 2007 MARP Agreement. The 2008 MARP Agreement provided an interest rate that was equal to the 7-day LIBOR rate plus 85 basis points. The 2008 MARP Agreement provided for the discounted sale, on a revolving basis, of accounts receivable generated by specified account

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

debtors, with seasonally adjusted monthly aggregate limits ranging from $10 million to $300 million. The 2008 MARP Agreement also provided for specified account debtor sublimit amounts, which provided limits on the amount of receivables owed by individual account debtors that could be sold to the banks. The 2008 MARP Agreement expired by its terms on April 8, 2009.

On May 1, 2009, the Company entered into a Master Accounts Receivable Purchase Agreement (the “2009 MARP Agreement”), with a stated termination date of May 1, 2010, or such later date as may be mutually agreed by the Company and its lender. The 2009 MARP Agreement provides an interest rate that is equal to the 7-day LIBOR rate plus 225 basis points. The 2009 MARP Agreement provides for the discounted sale, on an uncommitted, revolving basis, of accounts receivable generated by a specified account debtor, with aggregate limits not to exceed $80 million.

The Company accounts for the sale of receivables under the 2009 MARP Agreement as short-term debt and continues to carry the receivables on its Consolidated Balance Sheet, in accordance with GAAP primarily as a result of the Company’s right to repurchase receivables sold. The caption “Accounts receivable pledged” on the accompanying Consolidated Balance Sheets in the amounts of $17.0 million and $146.6 million as of September 30, 2009 and 2008, respectively, represents the pool of receivables that have been designated as “sold” under the 2009 and 2008 MARP Agreements, respectively, and serve as collateral for short-term debt thereunder in the amounts of $4.2 million and $62.1 million as of those dates, respectively.

The Company was in compliance with the terms of all borrowing agreements at September 30, 2009. Our senior secured credit facilities contain, among other obligations, an affirmative covenant regarding our leverage ratio, calculated as indebtedness relative to our earnings before taxes, depreciation and amortization. Under the terms of the senior secured credit facilities, the maximum leverage ratio was 3.75 as of September 30, 2009, which is scheduled to decrease to 3.50 on September 30, 2010. Management continues to monitor the Company’s compliance with the leverage ratio and other covenants contained in the senior secured credit facilities and, based upon the Company’s current operating assumptions, the Company expects to remain in compliance with the permissible leverage ratio throughout fiscal 2010. However, an unanticipated charge to earnings or an increase in debt could materially affect our ability to remain in compliance with the financial covenants of our senior secured credit facilities, potentially causing the Company to have to seek an amendment or waiver from the lending group which would be likely to result in repricing of our senior secured credit facility to then current market rates.

A description of the Company’s debt instruments and the methods and assumptions used to estimate their fair values is as follows:

Long-Term Debt

The interest rate currently available to the Company fluctuates with the applicable LIBOR rate, prime rate or Federal Funds Effective Rate, and thus the carrying value is a reasonable estimate of fair value.

Accounts Receivable Pledged

The interest rate on the short-term debt associated with accounts receivable pledged under the 2009 MARP Agreement fluctuates with the one-week LIBOR rate, and thus the carrying value is a reasonable estimate of fair value.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Estimated Fair Values

The estimated fair values of the Company’s debt instruments are as follows for the fiscal years ended September 30 (in millions):

	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Revolving loans	$330.4	$330.4	$375.8	$375.8
Foreign bank borrowings and term loans	0.5	0.5	0.7	0.7
Term loans	456.4	456.4	540.4	540.4
Master Accounts Receivable Purchase Agreement	4.2	4.2	62.1	62.1
Notes due to sellers	11.0	11.0	12.8	12.8
Other	7.6	7.6	7.7	7.7

Subsequent Event – Issuance of $200 million of 7.25% Senior Notes

On January 14, 2010, Scotts Miracle-Gro issued $200 million of Senior Notes with a coupon of 7.25% and yield of 7.375% due 2018, described in more detail in “NOTE 25. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTORS.”

NOTE 12.	SHAREHOLDERS’ EQUITY

	2009	2008
(In millions)

Preferred shares, no par value:
Authorized	0.2 shares	0.2 shares
Issued	0.0 shares	0.0 shares
Common shares, no par value, $.01 stated value per share
Authorized	100.0 shares	100.0 shares
Issued	68.1 shares	68.1 shares

In fiscal 1995, The Scotts Company merged with Stern’s Miracle-Gro Products, Inc. (“Miracle-Gro”). At September 30, 2009, the former shareholders of Miracle-Gro, including Hagedorn Partnership L.P., owned approximately 31% of Scotts Miracle-Gro’s outstanding common shares and, thus, have the ability to significantly influence the election of directors and approval of other actions requiring the approval of Scotts Miracle-Gro’s shareholders.

Under the terms of the merger agreement with Miracle-Gro, the former shareholders of Miracle-Gro may not collectively acquire, directly or indirectly, beneficial ownership of Voting Stock (as that term is defined in the Miracle-Gro merger agreement) representing more than 49% of the total voting power of the outstanding Voting Stock, except pursuant to a tender offer for 100% of that total voting power, which tender offer is made at a price per share which is not less than the market price per share on the last trading day before the announcement of the tender offer and is conditioned upon the receipt of at least 50% of the Voting Stock beneficially owned by shareholders of Scotts Miracle-Gro other than the former shareholders of Miracle-Gro and their affiliates and associates.

Common shares held in treasury totaling 1.0 million and 0.6 million were reissued in support of share-based compensation awards and employee purchases under the employee stock purchase plan during fiscal 2009 and fiscal 2008, respectively. Scotts Miracle-Gro did not reacquire any common shares in fiscal 2009 or in fiscal 2008. See “NOTE 5. 2007 RECAPITALIZATION” for a discussion of the Company’s fiscal 2007 recapitalization transactions.

Share-Based Awards

Scotts Miracle-Gro grants share-based awards annually to officers, other key employees of the Company and non-employee directors of Scotts Miracle-Gro. The share-based awards typically consist of stock options, restricted stock and restricted stock units, although performance share awards have been made. Stock appreciation rights (“SARs”) also have been granted, though not in recent years. SARs result in less dilution than stock options as the SAR holder receives a net share settlement upon exercise. All of these share-based awards have been made under

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

plans approved by the shareholders. Generally, employee share-based awards provide for three-year cliff vesting. Vesting for non-employee director awards varies based on the length of service and age of each director at the time of the award. Share-based awards are forfeited if a holder terminates employment or service with the Company prior to the vesting date. The Company estimates that 10-15% of its share-based awards will be forfeited based on an analysis of historical trends. This assumption is re-evaluated on an annual basis by grant and adjusted as appropriate. Stock options and SAR awards have exercise prices equal to the market price of the underlying common shares on the date of grant with a term of 10 years. If available, Scotts Miracle-Gro will typically use treasury shares, or if not available, newly-issued common shares, in satisfaction of its share-based awards.

A maximum of 18 million common shares are available for issuance under share-based award plans. At September 30, 2009, approximately 1.5 million common shares were not subject to outstanding awards and were available to underlie the grant of new share-based awards.

The following is a recap of the share-based awards granted during the periods indicated:

	Year Ended September 30,
	2009	2008	2007

Key employees
Options	701,100	889,700	821,200
Options and SARs due to recapitalization	—	—	872,147
Restricted stock	243,400	154,900	193,550
Restricted stock units	199,262	—	—
Performance shares	—	40,000	—
Board of Directors
Deferred stock units	33,281	30,271	—
Options	—	—	127,000
Options due to recapitalization	—	—	202,649

Total share-based awards	1,177,043	1,114,871	2,216,546

Aggregate fair value at grant dates (in millions), excluding additional options and SARs issued due to the recapitalization	$16.7	$18.7	$22.3

As discussed in “NOTE 5. 2007 RECAPITALIZATION,” the Company consummated a series of transactions as part of a recapitalization plan in the quarter ended March 31, 2007. The payment of a special dividend is a recapitalization or adjustment event under the Company’s share-based award programs. As such, it was necessary to adjust the number of common shares subject to stock options and SARs outstanding at the time of the dividend, as well as the price at which such awards may be exercised. The adjustments to the outstanding awards resulted in an increase in the number of common shares subject to outstanding stock options and SAR awards in an aggregate amount of 1.1 million common shares. The methodology used to adjust the awards was consistent with Internal Revenue Code (“IRC”) Section 409A and the then proposed regulations promulgated thereunder and IRC Section 424 and the regulations promulgated thereunder, compliance with which was necessary to avoid adverse tax consequences for the holder of an award. Such methodology also resulted in a fair value for the adjusted awards post-dividend equal to that of the unadjusted awards pre-dividend, with the result that there was no additional compensation expense in accordance with GAAP.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total share-based compensation and the deferred tax benefit recognized were as follows for the periods indicated (in millions):

	Year Ended September 30,
	2009	2008	2007

Share-based compensation	$14.5	$12.5	$15.5
Tax benefit recognized	5.6	4.8	6.2

Stock Options/SARs

Aggregate stock option and SARs activity consisted of the following for the year ended September 30, 2009 (options/SARs in millions):

		WTD.
		Avg.
	No. of	Exercise
	Options/SARs	Price

Beginning balance	5.8	$29.01
Granted	0.7	$21.87
Exercised	(0.8)	$18.98
Forfeited	(0.3)	$35.57

Ending balance	5.4	$29.36

Exercisable	3.3	$26.80

The following summarizes certain information pertaining to stock option and SAR awards outstanding and exercisable at September 30, 2009 (options/SARs in millions):

	Awards Outstanding			Awards Exercisable
	No. of	WTD. Avg.	WTD. Avg.	No. of		WTD. Avg.
Range of	Options/	Remaining	Exercise	Options/		Remaining
Exercise Price	SARs	Life	Price	SARS	Exercise Price	Life

$12.72 — $14.61	0.2	1.51	$12.84	0.2	$12.84	1.51
$16.03 — $19.82	0.5	2.53	17.17	0.5	17.17	2.53
$20.12 — $21.65	1.1	7.13	21.41	0.5	21.09	3.88
$24.45 — $28.97	0.8	4.93	25.68	0.8	25.68	4.93
$29.01 — $31.62	0.6	5.79	29.11	0.5	29.08	5.71
$33.25 — $37.48	0.5	6.66	35.73	0.5	35.72	6.57
$37.89 — $39.95	1.4	8.09	38.63	—	—	—
$40.53 — $46.70	0.3	7.49	43.30	0.3	43.34	7.83

	5.4	6.29	$29.36	3.3	$26.80	4.83

The intrinsic value of the stock option and SAR awards outstanding and exercisable at September 30, were as follows (in millions):

2009

Outstanding	$73.4
Exercisable	53.0

The grant date fair value of stock option awards are estimated using a binomial model and the assumptions in the following table. Expected market price volatility is based on implied volatilities from traded options on Scotts Miracle-Gro’s common shares and historical volatility specific to the common shares. Historical data, including

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

demographic factors impacting historical exercise behavior, is used to estimate stock option exercises and employee terminations within the valuation model. The risk-free rate for periods within the contractual life (normally ten years) of the stock option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life of stock options is based on historical experience and expectations for grants outstanding. The weighted average assumptions for awards granted are as follows for the periods indicated:

	Year Ended September 30,
	2009	2008	2007

Expected market price volatility	45.3%	30.2%	26.3%
Risk-free interest rates	3.0%	4.0%	4.8%
Expected dividend yield	2.3%	1.3%	1.1%
Expected life of stock options in years	5.93	6.19	5.83
Estimated weighted-average fair value per stock option	$7.93	$12.34	$11.42

Restricted Stock (including Performance Shares)

Restricted stock award activity was as follows:

		Wtd. Avg.
		Grant Date
	No. of	Fair Value
	Shares	per Share

Awards outstanding at September 30, 2006	302,795	$39.26
Granted	193,550	45.69
Vested	(114,665)	35.67
Forfeited	(104,600)	43.23

Awards outstanding at September 30, 2007	277,080	43.74
Granted	187,000	39.99
Vested	(29,215)	34.91
Forfeited	(53,300)	43.23

Awards outstanding at September 30, 2008	381,565	42.65
Granted	251,300	22.31
Vested	(113,653)	38.86
Forfeited	(34,962)	36.35

Awards outstanding at September 30, 2009	484,250	$33.44

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted Stock Units (including Deferred Stock Units)

Restricted stock unit award activity was as follows:

		Wtd. Avg.
		Grant Date
	No. of	Fair Value
	Shares	per Share

Awards outstanding at September 30, 2007	—	$—
Granted	30,271	38.78
Vested	—	—
Forfeited	—	—

Awards outstanding at September 30, 2008	30,271	38.78
Granted	232,543	25.57
Vested	(6,115)	38.74
Forfeited	(3,000)	21.65

Awards outstanding at September 30, 2009	253,699	$26.87

As of September 30, 2009, total unrecognized compensation cost related to non-vested share-based awards amounted to $13.9 million. This cost is expected to be recognized over a weighted-average period of 1.7 years. Unearned compensation cost is amortized by grant on the straight-line method over the vesting period, with the amortization expense classified as a component of “Selling, general and administrative” expense within the Consolidated Statements of Operations.

The total intrinsic value of stock options exercised was $16.1 million, $11.4 million and $65.5 million during fiscal 2009, fiscal 2008 and fiscal 2007, respectively. The total fair value of restricted stock vested was $4.4 million, $1.1 million and $5.5 million during fiscal 2009, fiscal 2008 and fiscal 2007, respectively. The total fair value of restricted stock units vested was $0.2 million during fiscal 2009.

Cash received from the exercise of stock options for fiscal 2009 was $14.8 million. The tax benefit realized from the tax deductions associated with the exercise of share-based awards and the vesting of restricted stock totaled $7.1 million for fiscal 2009.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13.	EARNINGS (LOSS) PER COMMON SHARE
     The following table (in millions, except per share data) presents information necessary to calculate basic and diluted earnings (loss) per common share. Basic earnings (loss) per common share are computed by dividing income from continuing operations, loss from discontinued operations or net income (loss) by the weighted average number of common shares outstanding. Diluted earnings per common share are computed by dividing income from continuing operations, loss from discontinued operations or net income (loss) by the weighted average number of common shares outstanding plus all potentially dilutive securities. Stock options with exercise prices greater than the average market price of the underlying common shares are excluded from the computation of diluted net income (loss) per share because they are out-of-the-money. The number of common shares covered by out-of-the-money stock options was 2.3 million, 4.0 million and 0.2 million common shares for the years ended September 30, 2009, 2008 and 2007, respectively.

	Year Ended September 30,
	2009	2008	2007
	(in millions except per share data)
Income from continuing operations	154.6	32.8	149.3
Loss from discontinued operations	(1.3)	(43.7)	(35.9)

Net income (loss)	$153.3	$(10.9)	$113.4

BASIC EARNINGS (LOSS) PER COMMON SHARE:
Weighted-average common shares outstanding during the period	65.0	64.5	65.2

Income from continuing operations	$2.38	$0.51	$2.29
Loss from discontinued operations	(0.02)	(0.68)	(0.55)

Net income (loss)	$2.36	$(0.17)	$1.74

DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Weighted-average common shares outstanding during the period	65.0	64.5	65.2
Potential common shares	1.1	0.9	1.8

Weighted-average number of common shares outstanding and dilutive potential common shares	66.1	65.4	67.0

Income from continuing operations	$2.34	$0.50	$2.23
Loss from discontinued operations	(0.02)	(0.67)	(0.54)

Net income (loss)	$2.32	$(0.17)	$1.69

NOTE 14.	INCOME TAXES

The provision (benefit) for income taxes consisted of the following (in millions):

	Year Ended September 30,
	2009	2008	2007

Current:
Federal	$58.0	$31.2	$57.4
State	5.8	4.7	4.4
Foreign	8.4	12.5	8.5

Total Current	72.2	48.4	70.3
Deferred:
Federal	13.1	(20.7)	8.7
State	1.0	(1.9)	0.3
Foreign	0.3	(1.0)	0.4

Total Deferred	14.4	(23.6)	9.4

Provision for income taxes	$86.6	$24.8	$79.7

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The domestic and foreign components of income from continuing operations before income taxes were as follows (in millions):

	Year Ended September 30,
	2009	2008	2007

Domestic	$221.6	$116.8	$216.2
Foreign	19.6	(59.2)	12.8

Income from continuing operations before income taxes	$241.2	$57.6	$229.0

A reconciliation of the federal corporate income tax rate and the effective tax rate on income before income taxes from continuing operations is summarized below (in millions):

	Year Ended September 30,
	2009	2008	2007

Statutory income tax rate	35.0%	35.0%	35.0%
Effect of foreign operations	(0.6)	(1.2)	(0.4)
State taxes, net of federal benefit	2.3	2.0	1.3
Change in state NOL and credit carryforwards	(0.3)	(0.3)	(0.1)
Research & Development tax credit	(0.4)	(1.2)	(0.4)
Change in valuation allowances	—	—	0.7
Effect of goodwill impairment and other permanent differences	(0.8)	11.1	0.3
Other	0.7	(2.3)	(1.6)

Effective income tax rate	35.9%	43.1%	34.8%

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes. The components of the deferred income tax assets and liabilities as of September 30, 2009 and 2008 were as follows (in millions):

	September 30,
	2009	2008

DEFERRED TAX ASSETS
Inventories	$20.3	$18.5
Accrued liabilities	76.5	64.0
Postretirement benefits	46.6	40.0
Accounts receivable	8.6	8.4
State NOL carryovers	4.6	4.6
Foreign NOL carryovers	42.0	45.9
Other	16.1	12.7

Gross deferred tax assets	214.7	194.1
Valuation allowance	(43.1)	(65.8)

Total deferred tax assets	171.6	128.3

DEFERRED TAX LIABILITIES
Property, plant and equipment	(41.7)	(34.3)
Intangible assets	(68.6)	(52.9)
Other	(7.1)	(5.6)

Total deferred tax liabilities	(117.4)	(92.8)

Net deferred tax asset	$54.2	$35.5

The net current and non-current components of deferred income taxes recognized in the Consolidated Balance Sheets were (in millions):

	September 30,
	2009	2008

Net current deferred tax asset (classified with prepaid and other assets)	$103.8	$78.1
Net non-current deferred tax liability (classified with other liabilities)	(49.6)	(42.6)

Net deferred tax asset	$54.2	$35.5

Tax benefits relating to state net operating loss carryforwards were $4.6 million at September 30, 2009 and 2008. State net operating loss carryforward periods range from 5 to 20 years. Any losses not utilized within a specific state’s carryforward period will expire. Tax benefits associated with state tax credits will expire if not utilized and amounted to $0.4 million and $0.3 million at September 30, 2009 and 2008, respectively.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred taxes have not been provided on unremitted earnings approximating $143.0 million of certain foreign subsidiaries and foreign corporate joint ventures as such earnings have been permanently reinvested. The Company has also elected to treat certain foreign entities as disregarded entities for U.S. tax purposes, which results in their net income or loss being recognized currently in the Company’s U.S. tax return. As such, the tax benefit of net operating losses available for foreign statutory tax purposes has already been recognized for U.S. purposes. Accordingly, a full valuation allowance is required on the tax benefit of these net operating losses on global consolidation. The statutory tax benefit of these net operating loss carryovers amounted to $40.5 million and $45.9 million for the fiscal years ended September 30, 2009 and 2008, respectively. A full valuation allowance has been placed on these assets for worldwide tax purposes.

GAAP provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the position. The amount recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement.

The Company had $6.2 million and $7.2 million of gross unrecognized tax benefits related to uncertain tax positions at September 30, 2009 and 2008, respectively. Included in the September 30, 2009 and 2008 balances were $6.4 million and $6.5 million, respectively, of unrecognized tax benefits that, if recognized, would have an impact on the effective tax rate.

A reconciliation of the unrecognized tax benefits for fiscal 2009 and fiscal 2008 is as follows (in millions):

	2009	2008

Balance at beginning of year	$7.2	$10.0
Additions for tax positions of the current year	0.5	2.2
Additions for tax positions of prior years	1.1	0.6
Reductions for tax positions of the current year	(0.1)	(0.1)
Reductions for tax positions of prior years	(0.7)	(1.8)
Settlements with tax authorities	(0.3)	(1.8)
Expiration of statutes of limitation	(1.5)	(1.9)

Balance at end of year	$6.2	$7.2

The Company continues to recognize accrued interest and penalties related to unrecognized tax benefits as a component of the provision for income taxes. As of both September 30, 2009 and 2008, the Company had $1.2 million accrued for the payment of interest that, if recognized, would impact the effective tax rate. As of both September 30, 2009 and 2008, the Company had $0.6 million accrued for the payment of penalties that, if recognized, would impact the effective tax rate. For the year ended September 30, 2009, the Company recognized a $0.1 million benefit related to tax interest and tax penalties in its statement of operations.

ScottsMiracle-Gro or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions. With few exceptions, the Company is no longer subject to examinations by these tax authorities for fiscal years prior to 2006. The Company is currently under examination by certain foreign and U.S. state and local tax authorities. In regard to the foreign audits, the tax periods under investigation are limited to fiscal years 2006 through 2008. In the Company’s third quarter of fiscal 2008, the Canada Revenue Agency completed an examination of income tax returns for fiscal years 2002 and 2003 resulting in no material modifications or adjustments to unrecognized tax benefits. In regards to the U.S. state and local audits, the tax periods under investigation are limited to fiscal years 2001 through 2007. In addition to the aforementioned audits, certain other tax deficiency issues and refund claims for previous years remain unresolved.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company currently anticipates that few of its open and active audits will be resolved in the next 12 months. The Company is unable to make a reasonably reliable estimate as to when or if cash settlements with taxing authorities may occur. Although audit outcomes and the timing of audit payments are subject to significant uncertainty, the Company does not anticipate that the resolution of these tax matters or any events related thereto will result in a material change to its consolidated financial position, results of operations or cash flows.

Management judgment is required in determining tax provisions and evaluating tax positions. Management believes its tax positions and related provisions reflected in the consolidated financial statements are fully supportable and appropriate. The Company established reserves for additional income taxes that may become due if the tax positions are challenged and not sustained, and as such, the Company’s tax provision includes the impact of recording reserves and changes thereto. Based on currently available information, the Company believes that the ultimate outcome of any challenges to its tax positions will not have a material adverse effect on its financial position, results of operations or cash flows.

NOTE 15.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivatives and Hedging

The Company is exposed to market risks, such as changes in interest rates, currency exchange rates and commodity prices. To manage the volatility related to these exposures, the Company enters into various financial transactions. The utilization of these financial transactions is governed by policies covering acceptable counterparty exposure, instrument types and other hedging practices. The Company does not hold or issue derivative financial instruments for speculative trading purposes.

The Company formally designates and documents qualifying instruments as hedges of underlying exposures at inception. The Company formally assesses, both at inception and at least quarterly, whether the financial instruments used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure. Fluctuations in the value of these instruments generally are offset by changes in the fair value or cash flows of the underlying exposures being hedged. This offset is driven by the high degree of effectiveness between the exposure being hedged and the hedging instrument. GAAP requires all derivative instruments to be recognized as either assets or liabilities at fair value in the Consolidated Balance Sheets. The Company designates commodity hedges as cash flow hedges of forecasted purchases of commodities and interest rate swap agreements as cash flow hedges of interest payments on variable rate borrowings. Any ineffective portion of a change in the fair value of a qualifying instrument is immediately recognized in earnings. The amounts recorded in earnings related to ineffectiveness of derivative hedges for the years ended September 30, 2009, 2008 and 2007 were not significant.

Foreign Currency Swap Contracts

The Company periodically uses foreign currency swap contracts to manage the exchange rate risk associated with intercompany loans with foreign subsidiaries that are denominated in local currencies. At September 30, 2009, the notional amount of outstanding foreign currency swap contracts was $105.9 million, with a fair value of $(3.9) million. The fair value of foreign currency swap contracts is determined based on changes in spot rates. The unrealized loss on the foreign currency swap contracts approximates the unrealized gain on the intercompany loans recognized by the Company’s lending subsidiaries.

Interest Rate Swap Agreements

The Company enters into interest rate swap agreements as a means to hedge its variable interest rate exposure on debt instruments. The fair values are reflected in the Company’s Consolidated Balance Sheets. Net amounts to be received or paid under the swap agreements are reflected as adjustments to interest expense. Since the interest rate swap agreements have been designated as hedging instruments, unrealized gains or losses resulting from adjusting

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

these swaps to fair value are recorded as elements of accumulated other comprehensive loss (“AOCI”) within the Consolidated Balance Sheets. The fair value of the swap agreements is determined based on the present value of the estimated future net cash flows using implied rates in the applicable yield curve as of the valuation date.

At September 30, 2009 and 2008, the Company had outstanding interest rate swap agreements with major financial institutions that effectively converted a portion of the Company’s variable-rate debt to a fixed rate. The swap agreements had a total U.S. dollar equivalent notional amount of $650.0 million and $711.4 million at September 30, 2009 and 2008, respectively. Refer to “NOTE 11. DEBT” for the terms of the swap agreements outstanding at September 30, 2009. Included in the AOCI balance at September 30, 2009 is a pre-tax loss of $16.5 million related to interest rate swap agreements that is expected to be reclassified to earnings during the next 12 months, consistent with the timing of the underlying hedged transactions.

Commodity Hedges

The Company has outstanding hedging arrangements at September 30, 2009 designed to fix the price of a portion of its urea needs. The contracts are designated as hedges of the Company’s exposure to future cash flow fluctuations associated with the cost of urea. The objective of the hedges is to mitigate the earnings and cash flow volatility attributable to the risk of changing prices. Unrealized gains or losses in the fair value of these contracts are recorded to the AOCI component of shareholders’ equity. Realized gains or losses remain as a component of AOCI until the related inventory is sold. Upon sale of the underlying inventory, the gain or loss is reclassified to cost of sales. Included in the AOCI balance at September 30, 2009 is a pre-tax loss of $3.5 million related to urea derivatives that is expected to be reclassified to earnings during the next 12 months, consistent with the timing of the underlying hedged transactions.

Periodically, the Company also uses fuel derivatives to partially mitigate the effect of fluctuating diesel and gasoline costs on operating results. Historically, the majority of fuel derivatives used by the Company has not qualified for hedge accounting treatment in accordance with GAAP and are marked-to-market, with unrealized gains and losses on open contracts and realized gains or losses on settled contracts recorded as an element of cost of sales.

In the third quarter of fiscal 2009, the Company entered into fuel derivatives for its Scotts LawnService® business that qualify for hedge accounting treatment. Unrealized gains or losses in the fair value of these contracts are recorded to the AOCI component of shareholders’ equity except for any ineffective portion of the change in fair value, which is immediately recorded in earnings. For the effective portion of the change in fair value, realized gains or losses remain as a component of AOCI until the related fuel is consumed by the Scotts LawnService® service vehicles. Upon consumption of the fuel, the gain or loss is reclassified to cost of sales. Included in the AOCI balance at September 30, 2009 is a pre-tax gain of $0.1 million related to fuel derivatives that is expected to be reclassified to earnings during the next 12 months, consistent with the timing of the underlying hedged transactions.

As of September 30, 2009, the Company had the following outstanding commodity contracts that were entered into to hedge forecasted purchases:

Commodity	Volume

Urea	74,000 tons
Diesel	966,000 gallons
Gasoline	336,000 gallons

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Values of Derivative Instruments

The fair values of the Company’s derivative instruments were as follows (in millions):

	Assets/(Liabilities)
Derivatives Designated as	September 30, 2009		September 30, 2008
Hedging Instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Interest rate swap agreements	Other assets	$—	Other assets	$0.4
	Other liabilities	(23.7)	Other liabilities	(15.4)
Commodity hedging instruments	Prepaid and other assets	0.1	Prepaid and other assets	—
	Other current liabilities	—	Other current liabilities	(8.5)

Total derivatives designated as hedging instruments		$(23.6)		$(23.5)

Derivatives not Designated as
Hedging Instruments(1)

Foreign currency swap contracts	Other current liabilities	$(3.9)	Other current liabilities	$—
Commodity hedging instruments	Prepaid and other assets	0.1	Prepaid and other assets	$1.9
	Other current liabilities	(0.1)	Other current liabilities	(0.6)

Total derivatives not designated as hedging instruments(1)		$(3.9)		$1.3

Total derivatives		$(27.5)		$(22.2)

(1)	See discussion above for additional information regarding the Company’s purpose for entering into derivatives not designated as hedging instruments and its overall risk management strategy.

Refer to “NOTE 16. FAIR VALUE MEASUREMENTS” for the Company’s fair value measurements of derivative instruments as they relate to the valuation hierarchy.

The effect of derivative instruments on OCI and the Consolidated Statements of Operations for the years ended September 30, 2009 and 2008 was as follows (in millions):

	Amount of Gain/(Loss)
	Recognized in OCI
	Year Ended
Derivatives in Cash Flow Hedging Relationships	2009	2008

Interest rate swap agreements	$(20.5)	$(12.9)
Commodity hedging instruments	(6.7)	(4.0)

Total	$(27.2)	$(16.9)

		Amount of Gain/(Loss)
	Location of Gain/(Loss)	Reclassified From OCI Into Earnings
Derivatives in Cash Flow	Reclassified From OCI Into Earnings	Year Ended
Hedging Relationships		2009	2008

Interest rate swap agreements	Interest expense	$(16.1)	$(7.1)
Commodity hedging instruments	Cost of sales	(8.0)	2.0

Total		$(24.1)	$(5.1)

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Amount of Gain/(Loss)
	Location of Gain/(Loss)	Recognized in Earnings
Derivatives not Designated As	Recognized in Income	Year Ended
Hedging Instruments		2009	2008

Foreign currency swap contracts	Interest expense	$(10.2)	$5.7
Commodity hedging instruments	Cost of sales	(0.7)	3.5

Total		$(10.9)	$9.2

NOTE 16.	FAIR VALUE MEASUREMENTS

As disclosed in “NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,” the Company adopted new accounting guidance with respect to the fair value measurement and disclosure of financial assets and liabilities. The guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or the most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The following describes the valuation methodologies used for financial assets and liabilities measured at fair value, as well as the general classification within the valuation hierarchy.

Derivatives

Derivatives consist of foreign currency, interest rate and commodity derivative instruments. The Company uses foreign currency swap contracts to manage the exchange rate risk associated with intercompany loans with foreign subsidiaries that are denominated in U.S. dollars. These contracts are valued using observable forward rates in commonly quoted intervals for the full term of the contracts.

Interest rate derivatives consist of interest rate swap agreements. The Company enters into interest rate swap agreements as a means to hedge its variable interest rate exposure on debt instruments. The fair value of the swap agreements is determined based on the present value of the estimated future net cash flows using implied rates in the applicable yield curve as of the valuation date.

The Company has hedging arrangements designed to fix the price of a portion of its urea and fuel needs. The objective of the hedges is to mitigate the earnings and cash flow volatility attributable to the risk of changing prices. These contracts are measured using observable commodity exchange prices in active markets.

These derivative instruments are classified within Level 2 of the valuation hierarchy and are included within other noncurrent assets and other noncurrent liabilities in our Consolidated Balance Sheets, except for derivative instruments expected to be settled within the next 12 months, which are included within prepaid and other assets and other current liabilities.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For further information on the Company’s derivative instruments, refer to “NOTE 15. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES.”

Other

Other financial assets and liabilities consist of investment securities in non-qualified retirement plan assets. These securities are valued using observable market prices in active markets. These investment securities, and the related liabilities, are classified within Level 1 of the valuation hierarchy and are included within other noncurrent assets and other noncurrent liabilities in our Consolidated Balance Sheets.

The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis at September 30, 2009 (in millions):

	Quoted Prices in Active
	Markets for Identical	Significant Other	Unobservable
	Assets	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Assets
Derivatives
Commodity hedging instruments	$—	$0.2	$—	$0.2
Other	5.7	—	—	5.7

Total	$5.7	$0.2	$—	$5.9

Liabilities
Derivatives
Interest rate swap agreements	$—	$(23.7)	$—	$(23.7)
Foreign currency swap contracts	—	(3.9)	—	(3.9)
Commodity hedging instruments	—	(0.1)	—	(0.1)

Total	$—	$(27.7)	$—	$(27.7)

NOTE 17.	OPERATING LEASES
     The Company leases certain property and equipment from third parties under various non-cancelable operating lease agreements. Certain lease agreements contain renewal and purchase options. The lease agreements generally provide that the Company pay taxes, insurance and maintenance expenses related to the leased assets. Future minimum lease payments for non-cancelable operating leases at September 30, 2009, are as follows (in millions):

2010	$46.1
2011	38.7
2012	32.6
2013	22.5
2014	20.7
Thereafter	26.2

Total future minimum lease payments	$186.8

     Included in the future minimum lease payments are lease payments scheduled to occur in 2010 and beyond in accordance with the Smith & Hawken retail store lease agreements. For Smith & Hawken lease termination agreements that were executed as of September 30, 2009, the remaining lease payments, if any, cease in the first quarter of fiscal 2010. For Smith & Hawken lease termination agreements not executed as of September 30, 2009, the remaining lease payments reflected in the table are in accordance with the terms of the original lease agreement. However, to the extent Smith & Hawken lease termination agreements are executed subsequent to September 30, 2009, the future lease payments reflected in the table will decrease.
     The Company also leases certain vehicles (primarily cars and light trucks) under agreements that are cancelable after the first year, but typically continue on a month-to-month basis until canceled by the Company. The vehicle leases and certain other non-cancelable operating leases contain residual value guarantees that create a contingent obligation on the part of the Company to compensate the lessor if the leased asset cannot be sold for an amount in excess of a specified minimum value at the conclusion of the lease term. If all such vehicle leases had been canceled as of September 30, 2009, the Company’s residual value guarantee would have approximated $5.9 million.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

        Other residual value guarantee amounts that apply at the conclusion of the non-cancelable lease term are as follows:

	Amount of	Lease
	Guarantee	Termination Date
Scotts LawnService® vehicles	$15.7 million	2013
Corporate aircraft	12.8 million	2012
        Rent expense for fiscal 2009, fiscal 2008 and fiscal 2007 totaled $65.2 million, $67.5 million and $74.9 million, respectively.

NOTE 18.	COMMITMENTS

The Company has the following unconditional purchase obligations due during each of the next five fiscal years that have not been recognized on the Consolidated Balance Sheet at September 30, 2009 (in millions):

2010	$235.5
2011	106.4
2012	65.0
2013	42.9
2014	11.6
Thereafter	—

$461.4

Purchase obligations primarily represent commitments for materials used in the Company’s manufacturing processes, as well as commitments for warehouse services, grass seed and out-sourced information services.

NOTE 19.	CONTINGENCIES

Management regularly evaluates the Company’s contingencies, including various lawsuits and claims which arise in the normal course of business, product and general liabilities, workers’ compensation, property losses and other fiduciary liabilities for which the Company is self-insured or retains a high exposure limit. Self-insurance reserves are established based on actuarial loss estimates for specific individual claims plus actuarially estimated amounts for incurred but not reported claims and adverse development factors for existing claims. Legal costs incurred in connection with the resolution of claims, lawsuits and other contingencies generally are expensed as incurred. In the opinion of management, its assessment of contingencies is reasonable and related reserves, in the aggregate, are adequate; however, there can be no assurance that final resolution of these matters will not have a

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

material adverse effect on the Company’s financial condition, results of operations or cash flows. The following are the more significant of the Company’s identified contingencies:

FIFRA Compliance and the Corresponding Governmental Investigations

For a description of the Company’s ongoing FIFRA compliance efforts and the corresponding governmental investigation, see “NOTE 2. PRODUCT REGISTRATION AND RECALL MATTERS.”

U.S. Horticultural Supply, Inc. (F/K/A E.C. Geiger, Inc.)

On November 5, 2004, U.S. Horticultural Supply, Inc. (“Geiger”) filed suit against the Company in the U.S. District Court for the Eastern District of Pennsylvania. The complaint alleged that the Company conspired with another distributor, Griffin Greenhouse Supplies, Inc., to restrain trade in the horticultural products market, in violation of Section 1 of the Sherman Antitrust Act. Geiger’s damages expert quantified Geiger’s alleged damages at approximately $3.3 million, which could have been trebled under antitrust laws. Geiger also sought recovery of attorneys’ fees and costs. On January 13, 2009, the U.S. District Court granted the Company’s motion for summary judgment and entered judgment for the Company. Geiger has appealed the ruling to the U.S. Court of Appeals for the Third Circuit.

The Company continues to pursue the collection of funds owed to the Company by Geiger as confirmed by the Company’s April 25, 2005 judgment against Geiger.

Other Regulatory Matters

In 1997, the Ohio Environmental Protection Agency initiated an enforcement action against the Company with respect to alleged surface water violations and inadequate wastewater treatment capabilities at its Marysville, Ohio facility, seeking corrective action under the federal Resource Conservation and Recovery Act. The action related to discharges from on-site waste water treatment and several discontinued on-site disposal areas. Pursuant to a Consent Order entered by the Union County Common Pleas Court in 2002, the Company is actively engaged in restoring the site to eliminate exposure to waste materials from the discontinued on-site disposal areas.

At September 30, 2009, $3.2 million was accrued for other regulatory matters in the “Other liabilities” line in the Consolidated Balance Sheet. The amounts accrued are believed to be adequate to cover such known environmental exposures based on current facts and estimates of likely outcomes. However, if facts and circumstances change significantly, they could result in a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Other

The Company has been named as a defendant in a number of cases alleging injuries that the lawsuits claim resulted from exposure to asbestos-containing products, apparently based on the Company’s historic use of vermiculite in certain of its products. The complaints in these cases are not specific about the plaintiffs’ contacts with the Company or its products. The Company in each case is one of numerous defendants and none of the claims seek damages from the Company alone. The Company believes that the claims against it are without merit and is vigorously defending against them. It is not currently possible to reasonably estimate a probable loss, if any, associated with these cases and, accordingly, no accrual or reserves have been recorded in the Company’s consolidated financial statements. There can be no assurance that these cases, whether as a result of adverse outcomes or as a result of significant defense costs, will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company is reviewing agreements and policies that may provide insurance coverage or indemnity as to these claims and is pursuing coverage under some of these agreements and policies, although there can be no assurance of the results of these efforts.

On April 27, 2007, the Company received a proposed Order On Consent from the New York State Department of Environmental Conservation (the “Proposed Order”) alleging that, during calendar year 2003, the Company and James Hagedorn, individually and as Chairman of the Board and Chief Executive Officer of the Company, unlawfully donated to a Port Washington, New York youth sports organization forty bags of Scotts® LawnPro Annual Program Step 3 Insect Control Plus Fertilizer which, while federally registered, was allegedly not registered in the state of New York. The Proposed Order requests penalties totaling $695,000. The Company has responded in writing to the New York State Department of Environmental Conservation with respect to the Proposed Order and is awaiting a response.

The Company is involved in other lawsuits and claims which arise in the normal course of business. These claims individually and in the aggregate are not expected to result in a material adverse effect on the Company’s financial condition, results of operations or cash flows.

NOTE 20.	CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable. The Company sells its consumer products to a wide variety of retailers, including home centers, mass merchandisers, warehouse clubs, large hardware chains, independent hardware stores, nurseries, garden centers, food and drug stores, commercial nurseries and greenhouses and specialty crop growers. Concentrations of accounts receivable at September 30, net of accounts receivable pledged under the terms of the 2009 MARP Agreement and the 2008 MARP Agreement, as applicable whereby the purchaser has assumed the risk associated with the debtor’s financial inability to pay ($17.0 million and $146.6 million for 2009 and 2008, respectively), were as follows:

	2009	2008

Due from customers geographically located in North America	76%	53%
Applicable to the consumer business	84%	61%
Applicable to Scotts LawnService®, the professional businesses (primarily distributors) and Smith & Hawken	16%	39%
Top 3 customers as a percent of total North America Consumer accounts receivable	63%	0%

The remainder of the Company’s accounts receivable at September 30, 2009 and 2008, were generated from customers located outside of North America, primarily retailers, distributors, nurseries and growers in Europe. No concentrations of customers or individual customers within this group accounted for more than 10% of the Company’s accounts receivable at either balance sheet date.

The Company’s three largest customers are reported within the Global Consumer segment, and are the only customers that individually represent more than 10% of reported consolidated net sales for each of the last three fiscal years. These three customers accounted for the following percentages of consolidated net sales for the fiscal years ended September 30:

	Largest	2nd Largest	3rd Largest
	Customer	Customer	Customer

2009	27.1%	15.6%	15.0%
2008	22.2%	14.3%	14.1%
2007	21.6%	11.7%	10.9%

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 21.	OTHER (INCOME) EXPENSE

Other (income) expense consisted of the following for the fiscal years ended September 30 (in millions):

	2009	2008	2007

Royalty income	$(4.1)	$(9.6)	$(9.9)
Gain from peat transaction	(1.0)	(1.2)	(1.0)
Franchise fees	(0.6)	(0.2)	(0.2)
Foreign currency (gains) losses	0.1	0.9	(0.2)
Other, net	5.9	2.4	1.7

Total	$0.3	$(7.7)	$(9.6)

NOTE 22.	SEGMENT INFORMATION
        For fiscal 2009 and fiscal 2008, the Company divided its business into the following segments — Global Consumer, Global Professional, Scotts LawnService® and Corporate & Other. This division of reportable segments is consistent with how the segments report to and are managed by senior management of the Company. Beginning in the first quarter of fiscal 2010, the Company’s consumer businesses in Australia, Latin America and Italy were reported as part of its Global Consumer segment. Previously, these businesses were reported as part of the Company’s Global Professional segment. The Global Consumer and Global Professional segment information provided herein has been reclassified to reflect these changes in the Company’s segment reporting structure.
        The Global Consumer segment consists of the North American Consumer and International Consumer business groups. The business groups comprising this segment manufacture, market and sell dry, granular slow-release lawn fertilizers, combination lawn fertilizer and control products, grass seed, spreaders, water-soluble, liquid and continuous release garden and indoor plant foods, plant care products, potting, garden and lawn soils, mulches and other growing media products and pesticide products. Products are marketed to mass merchandisers, home centers, large hardware chains, warehouse clubs, distributors, garden centers and grocers in the United States, Canada and Europe.
        The Global Professional segment is focused on a full line of horticultural products including controlled-release and water-soluble fertilizers and plant protection products, wetting agents, grass seed products, spreaders and customer application services. Products are sold to commercial nurseries and greenhouses and specialty crop growers, primarily in North America and Europe.
        The Scotts LawnService® segment provides lawn fertilization, disease and insect control and other related services such as core aeration, tree and shrub fertilization and limited pest control services primarily to residential consumers through company-owned branches and franchises in the United States.
        The Corporate & Other segment consists of corporate general and administrative expenses. For capital expenditures and total assets, it also includes Smith & Hawken, which is classified as discontinued operations on the Consolidated Statement of Operations.

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

        The following table presents segment financial information for fiscal 2009, fiscal 2008 and fiscal 2007 (in millions) in accordance with GAAP. The presentation of the segment financial information is consistent with the basis used by management (i.e., certain costs not allocated to business segments for internal management reporting purposes are not allocated for purposes of this presentation).

	2009	2008	2007
Net sales:
Global Consumer	$2,485.3	$2,282.5	$2,203.2
Global Professional	265.4	316.4	254.9
Scotts LawnService®	231.1	247.4	230.5

Segment total	2,981.8	2,846.3	2,688.6
Roundup® amortization	(0.8)	(0.8)	(0.8)
Product registration and recall matters — returns	(0.3)	(22.3)	—

	$2,980.7	$2,823.2	$2,687.8

Operating income (loss):
Global Consumer	$430.1	$346.5	$380.4
Global Professional	18.6	31.7	30.0
Scotts LawnService®	19.0	11.3	11.3
Corporate & Other	(129.0)	(71.6)	(79.4)

Segment total	338.7	317.9	342.3
Roundup® amortization	(0.8)	(0.8)	(0.8)
Amortization	(11.7)	(15.1)	(14.7)
Product registration and recall matters	(28.6)	(51.1)	—
Impairment of assets	—	(111.1)	(6.1)
Restructuring and other charges	—	—	(2.7)

	$297.6	$139.8	$318.0

Depreciation & amortization:
Global Consumer	$39.7	$42.2	$39.4
Global Professional	3.5	3.3	3.3
Scotts LawnService®	4.9	5.2	4.1
Corporate & Other	12.3	19.6	20.7

	$60.4	$70.3	$67.5

Capital expenditures:
Global Consumer	$62.6	$50.2	$38.0
Global Professional	1.8	1.0	1.0
Scotts LawnService®	1.8	1.8	3.8
Corporate & Other	9.2	7.2	11.2

	$75.4	$60.2	$54.0

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2009	2008
Total assets:
Global Consumer	$1,504.5	$1,505.8
Global Professional	334.1	267.9
Scotts LawnService®	176.1	186.5
Corporate & Other	205.4	196.1

	$2,220.1	$2,156.3

        Segment operating income (loss) represents earnings before amortization of intangible assets, interest and taxes, since this is the measure of profitability used by management. Accordingly, the Corporate & Other operating loss includes unallocated corporate general and administrative expenses and certain other income/expense not allocated to the business segments.
        Total assets reported for the Company’s operating segments include the intangible assets for the acquired businesses within those segments. Corporate & Other assets primarily include deferred financing and debt issuance costs and corporate intangible assets, as well as deferred tax assets and Smith & Hawken assets.
        The following table presents net sales and property, plant and equipment by geographic area for fiscal 2009, fiscal 2008 and fiscal 2007 (in millions):

	2009	2008	2007
Net sales:
North America	$2,465.4	$2,277.1	$2,218.0
International	515.3	546.1	469.8

	$2,980.7	$2,823.2	$2,687.8

Property, plant and equipment, net:
North America	$321.6	$297.3	$313.9
International	48.1	46.8	52.0

	$369.7	$344.1	$365.9

NOTE 23.	DISCONTINUED OPERATIONS
        On July 8, 2009, Scotts Miracle-Gro announced that its wholly-owned subsidiary, Smith & Hawken, Ltd., had adopted a plan to close the Smith & Hawken business. During the Company’s first quarter of fiscal 2010, all Smith & Hawken retail stores were closed and substantially all operational activities of Smith & Hawken were discontinued.
        Smith & Hawken had historically been part of the Company’s Corporate & Other reportable segment. In accordance with GAAP, the Company has presented Smith & Hawken as discontinued operations beginning in the first quarter of the Company’s 2010 fiscal year. Furthermore, the Company has retrospectively updated its historical results to reflect Smith & Hawken as discontinued operations. The following notes have been retrospectively updated to reflect the reclassification of Smith & Hawken as discontinued operations: (a) “NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES”; (b) “NOTE 3. IMPAIRMENT, RESTRUCTURING AND OTHER CHARGES”; (c) “NOTE 4. GOODWILL AND INTANGIBLE ASSETS, NET”; (d) “NOTE 5. 2007 RECAPITALIZATION”; (e) “NOTE 13. EARNINGS (LOSS) PER COMMON SHARE”; (f) “NOTE 14. INCOME TAXES”; (g) “NOTE 20. CONCENTRATIONS OF CREDIT RISK”; (h) “NOTE 21. OTHER (INCOME) EXPENSE”; (i) “NOTE 22. SEGMENT INFORMATION”; (j) “NOTE 24. QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)”; and (k) “NOTE 25. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTORS.”
        The following table summarizes results of Smith & Hawken classified as discontinued operations in the Company’s Consolidated Statements of Operations for fiscal 2009, fiscal 2008 and fiscal 2007 (in millions):

	2009	2008	2007
Net sales	$160.8	$158.6	$184.0

Operating costs	179.1	177.4	197.6
Impairment, restructuring and other charges	14.7	25.7	29.2
Other income, net	(2.5)	(2.7)	(1.9)

Loss from discontinued operations before income taxes	(30.5)	(41.8)	(40.9)

Income tax expense (benefit) from discontinued operations	(29.2)	1.9	(5.0)

Loss from discontinued operations	$(1.3)	$(43.7)	$(35.9)

The major classes of assets and liabilities of Smith & Hawken were as follows (in millions):

	SEPTEMBER 30,
	2009	2008
Inventory	$11.5	$30.5
Other current assets	3.3	6.8
Property, plant and equipment, net	1.9	1.1

Assets of discontinued operations	$16.7	$38.4

Accounts payable	$6.2	$12.5
Other current liabilities	13.2	7.0
Other liabilities	2.2	6.2

Liabilities of discontinued operations	$21.6	$25.7

        The Smith & Hawken, Ltd. Board of Directors had been actively exploring its strategic options for the business and determined that shutting down the business presented the best alternative. As a result of that decision, which was supported by the Board of Directors of Scotts Miracle-Gro, the Company expects to incur pre-tax charges of approximately $32 to $35 million, primarily related to the termination of retail site lease obligations, third-party agency fees and severance and benefit commitments. Based on the best estimates of the Company, the decision is expected to have a neutral to slightly positive impact on cash as the recovery of working capital, together with anticipated tax benefits, is expected to approximately offset the related charges.
        Smith & Hawken recorded impairment, restructuring and other charges of $14.7 million, $25.7 million and $29.2 million in fiscal 2009, fiscal 2008 and fiscal 2007, respectively. Other charges in fiscal 2009 relate to the Smith & Hawken closure process. Impairment, restructuring and other charges in fiscal 2008 for Smith & Hawken include $15.4 million for property, plant and equipment and $10.3 million for intangible assets. Smith & Hawken related impairment, restructuring and other charges in fiscal 2007 include $24.6 million for goodwill and $4.6 million for intangible assets.
        The fiscal 2009 income tax expense for discontinued operations includes the reduction of $18.4 million of valuation allowances recorded in prior years to fully reserve deferred tax assets that originated from impairment charges recorded for the Smith & Hawken business in fiscal 2007 and fiscal 2008. In fiscal 2008, when the Company was attempting to sell Smith & Hawken, the Company concluded that it would not receive any future tax benefit from these deferred tax assets as a stock sale would have resulted in a non-deductible capital loss. Given the Company’s fourth quarter fiscal 2009 decision to close the Smith & Hawken business, the Company concluded that the character of the losses generated would change from capital to ordinary and as an outcome, would be deductible for tax purposes. The fiscal 2007 tax benefit related to discontinued operations was unfavorably impacted by goodwill impairment charges which are not deductible for tax purposes.

NOTE 24.	QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
        The following is a summary of the unaudited quarterly results of operations for fiscal 2009 and fiscal 2008 (in millions, except per share data).

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Full Year
FISCAL 2009
Net sales	$286.1	$940.7	$1,231.4	$522.5	$2,980.7
Gross profit	77.3	356.3	475.7	148.3	1,057.6
Income (loss) from continuing operations	(52.9)	84.1	150.7	(27.3)	154.6
Income (loss) from discontinued operations, net of tax	(4.1)	(6.7)	(2.9)	12.4	(1.3)
Net income (loss)	(57.0)	77.4	147.8	(14.9)	153.3

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.82)	$1.29	$2.32	$(0.42)	$2.38
Income (loss) from discontinued operations, net of tax	(0.06)	(0.10)	(0.05)	0.19	(0.02)

Net income (loss)	$(0.88)	$1.19	$2.27	$(0.23)	$2.36

Common shares used in basic EPS calculation	64.7	64.9	65.0	65.3	65.0

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.82)	$1.28	$2.28	$(0.42)	$2.34
Income (loss) from discontinued operations, net of tax	(0.06)	(0.10)	(0.05)	0.19	(0.02)

Net income (loss)	$(0.88)	$1.18	$2.23	$(0.23)	$2.32

Common shares and dilutive potential common shares used in diluted EPS calculation	64.7	65.8	66.1	65.3	66.1

The Scotts Miracle-Gro Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Full Year
FISCAL 2008
Net sales	$267.5	$933.2	$1,115.9	$506.6	$2,823.2
Gross profit	61.3	318.7	404.5	127.2	911.7
Income (loss) from continuing operations	(53.4)	63.4	22.2	0.6	32.8
Income (loss) from discontinued operations, net of tax	(3.4)	(5.4)	0.4	(35.3)	(43.7)
Net income (loss)	(56.8)	58.0	22.6	(34.7)	(10.9)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.84)	$0.98	$0.34	$0.01	$0.51
Income (loss) from discontinued operations, net of tax	(0.05)	(0.08)	0.01	(0.55)	(0.68)

Net income (loss)	$(0.89)	$0.90	$0.35	$(0.54)	$(0.17)

Common shares used in basic EPS calculation	64.2	64.4	64.6	64.7	64.5

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.84)	$0.96	$0.34	$0.01	$0.50
Income (loss) from discontinued operations, net of tax	(0.05)	(0.08)	0.01	(0.55)	(0.67)

Net income (loss)	$(0.89)	$0.88	$0.35	$(0.54)	$(0.17)

Common shares and dilutive potential common shares used in diluted EPS calculation	64.2	65.6	65.3	64.7	65.4
     Common share equivalents, such as share-based awards, are excluded from the diluted loss per common share calculation in periods where there is a loss from continuing operations because their effect is anti-dilutive.
     The Company’s business is highly seasonal, with 70% to 75% of net sales occurring in the second and third fiscal quarters combined.
     Unusual items during fiscal 2009 consisted of product registration and recall charges. These items are reflected in the quarterly financial information as follows: first quarter product registration and recall charges of $7.6 million; second quarter product registration and recall charges of $8.0 million; third quarter product registration and recall charges of $6.4 million; and fourth quarter product registration and recall charges of $6.6 million. Unusual items in discontinued operations consisted of Smith & Hawken restructuring and other charges of $2.7 million in the third quarter and $12.0 million in the fourth quarter, as well as a $18.4 million reduction in deferred tax asset valuation allowances for Smith & Hawken in the fourth quarter.
     Unusual items during fiscal 2008 consisted of impairment and product registration and recall charges. These items are reflected in the quarterly financial information as follows: second quarter product registration and recall charges of $30.8 million; third quarter product registration and recall charges of $10.2 million and impairment of intangible assets and goodwill of $111.3 million; and fourth quarter product registration and recall charges of $10.1 million and impairment of intangible assets and goodwill of $(0.2) million. Unusual items in discontinued operations consisted of Smith & Hawken impairment of intangible assets of $12.0 million in the third quarter and $13.7 million in the fourth quarter, as well as a $16.9 million valuation allowance recorded in the fourth quarter to reserve Smith & Hawken deferred tax assets.

NOTE 25. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTORS

     On January 14, 2010, Scotts Miracle-Gro issued $200 million aggregate principal amount of 7.25% Senior Notes due 2018 (the “Senior Notes”). The proceeds of the offering were used to reduce outstanding borrowings under the Company’s senior secured revolving credit facility. The Senior Notes represent general unsecured senior obligations of Scotts Miracle-Gro, and were sold to the public at 99.254% of the principal amount thereof, to yield 7.375% to maturity. The Senior Notes have interest payment dates of January 15 and July 15, commencing on July 15, 2010, and may be redeemed prior to maturity at applicable redemption premiums. The Senior Notes contain usual and customary incurrence-based covenants, which include, but are not limited to, restrictions on the incurrence of additional indebtedness, the incurrence of liens and the issuance of certain preferred shares, and the making of certain distributions, investments and other restricted payments, as well as other usual and customary covenants, which include, but are not limited to, restrictions on sale and leaseback transactions, restrictions on purchases for or redemptions of Company stock and prepayments of subordinated debt, limitations on asset sales and restrictions on transactions with affiliates. The Senior Notes mature on January 15, 2018.

The Senior Notes issued by Scotts Miracle-Gro on January 14, 2010 are guaranteed by certain of its domestic subsidiaries and, therefore, the Company has disclosed condensed consolidating financial information in accordance with SEC Regulation S-X Rule 3-10, Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered. The following 100% directly or indirectly owned subsidiaries fully and unconditionally guarantee the Senior Notes on a joint and several basis: EG Systems, Inc., dba Scotts LawnService; Gutwein & Co., Inc.; Hyponex Corporation; Miracle-Gro Lawn Products, Inc.; OMS Investments, Inc.; Rod McLellan Company; Sanford Scientific, Inc.; Scotts Temecula Operations, LLC; Scotts Manufacturing Company; Scotts Products Co.; Scotts Professional Products Co.; Scotts-Sierra Crop Protection Company; Scotts-Sierra Horticultural Products Company; Scotts-Sierra Investments, Inc.; SMG Growing Media, Inc.; Teak 2 Ltd., f/k/a Smith & Hawken, Ltd.; Swiss Farms Products, Inc.; and The Scotts Company LLC (collectively, the “Guarantors”).

The following information presents condensed, consolidating Statements of Operations and Statements of Cash Flows for each of the three years in the period ended September 30, 2009, and condensed, consolidating Balance Sheets as of September 30, 2009 and 2008. The condensed, consolidating financial information presents, in separate columns, financial information for: Scotts Miracle-Gro on a Parent-only basis carrying its investment in subsidiaries under the equity method; Guarantors on a combined basis, carrying investments in subsidiaries which are not expected to guarantee the debt (collectively, the “Non-Guarantors”) under the equity method; Non-Guarantors on a combined basis; and eliminating entries. The eliminating entries primarily reflect intercompany transactions, such as interest expense, accounts receivable and payable, short and long-term debt, and the elimination of equity investments and income in subsidiaries. Because the Parent is obligated to pay the unpaid principal amount of and interest on all amounts borrowed by the Guarantors or Non-Guarantors under the senior secured five-year revolving loan facility, the borrowings and related interest expense for the revolving loans outstanding of the Guarantors and Non-Guarantors are also presented in the accompanying Parent-only financial information, and are then eliminated.

The Scotts Miracle-Gro Company
Condensed, Consolidating Statement of Operations
for the fiscal year ended September 30, 2009
(in millions)

		Subsidiary	Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$2,382.7	$598.0	$—	$2,980.7
Cost of sales	—	1,503.5	407.9	—	1,911.4
Cost of sales — product registration and recall matters	—	11.7	—	—	11.7

Gross profit	—	867.5	190.1	—	1,057.6

Operating expenses:
Selling, general and administrative	—	577.6	165.3	—	742.9
Product registration and recall matters	—	16.8	—	—	16.8
Other (income) expense, net	—	2.5	(2.2)	—	0.3

Income (loss) from operations	—	270.6	27.0	—	297.6

Equity income in subsidiaries	(155.1)	(8.3)	—	163.4	—
Other non-operating income	(33.6)	—	—	33.6	—
Interest expense	36.3	43.1	10.6	(33.6)	56.4

Income (loss) before taxes	152.4	235.8	16.4	(163.4)	241.2

Income tax expense (benefit)	(0.9)	79.7	7.8	—	86.6

Income from continuing operations	153.3	156.1	8.6	(163.4)	154.6

Loss from discontinued operations, net of tax	—	(1.3)	—	—	(1.3)

Net income	$153.3	$154.8	$8.6	$(163.4)	$153.3

The Scotts Miracle-Gro Company
Condensed, Consolidating Statement of Cash Flows
for the fiscal year ended September 30, 2009
(in millions)

		Subsidiary	Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(2.4)	$254.1	$12.9	$—	$264.6

INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	1.4	—	—	1.4
Investments in property, plant and equipment	—	(55.9)	(16.1)	—	(72.0)
Investments in intellectual property	—	(3.4)	—	—	(3.4)
Investments in acquired businesses, net of cash acquired	—	—	(9.3)	—	(9.3)

Net cash used in investing activities	—	(57.9)	(25.4)	—	(83.3)

FINANCING ACTIVITIES
Borrowings under revolving and bank lines of credit and term loans	—	1,181.5	376.5	—	1,558.0
Repayments under revolving and bank lines of credit and term loans	—	(1,314.9)	(421.1)	—	(1,736.0)
Financing and issuance fees	—	(0.1)	—	—	(0.1)
Dividends paid	(33.4)	—	—	—	(33.4)
Payments on sellers notes	—	(1.4)	—	—	(1.4)
Excess tax benefits from share-based payment arrangements	—	4.1	—	—	4.1
Cash received from exercise of stock options	14.8	—	—	—	14.8
Intercompany financing	21.0	(62.7)	41.7	—	—

Net cash provided by (used in) financing activities	2.4	(193.5)	(2.9)	—	(194.0)

Effect of exchange rate changes	—	—	(0.4)	—	(0.4)

Net increase (decrease) in cash	—	2.7	(15.8)	—	(13.1)
Cash and cash equivalents, beginning of year	—	4.9	79.8	—	84.7

Cash and cash equivalents, end of year	$—	$7.6	$64.0	$—	$71.6

The Scotts Miracle-Gro Company
Condensed, Consolidating Balance Sheet
As of September 30, 2009
(in millions)

		Subsidiary	Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$7.6	$64.0	$—	$71.6
Accounts receivable, net	—	270.9	113.4	—	384.3
Accounts receivable pledged	—	17.0	—	—	17.0
Inventories, net	—	340.3	118.6	—	458.9
Prepaid and other assets	—	113.4	45.7	—	159.1

Total current assets	—	749.2	341.7	—	1,090.9

Property, plant and equipment, net	—	308.0	61.7	—	369.7
Goodwill	—	305.1	70.1	—	375.2
Intangible assets, net	—	299.2	65.0	—	364.2
Other assets	12.5	14.4	41.3	(48.1)	20.1
Equity investment in subsidiaries	596.8	—	—	(596.8)	—
Intercompany receivables	781.3	—	—	(781.3)	—

Total assets	$1,390.6	$1,675.9	$579.8	$(1,426.2)	$2,220.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$154.0	$5.8	$0.6	$—	$160.4
Accounts payable	—	131.5	58.5	—	190.0
Other current liabilities	1.5	276.9	128.0	—	406.4

Total current liabilities	155.5	414.2	187.1	—	756.8

Long-term debt	632.8	125.7	221.6	(330.4)	649.7
Other liabilities	17.8	195.0	64.4	(48.1)	229.1
Equity investment in subsidiaries	—	160.4	—	(160.4)	—
Intercompany payables	—	279.0	171.9	(450.9)	—

Total liabilities	806.1	1,174.3	645.0	(989.8)	1,635.6

Shareholders’ equity	584.5	501.6	(65.2)	(436.4)	584.5

Total liabilities and shareholders’ equity	$1,390.6	$1,675.9	$579.8	$(1,426.2)	$2,220.1

The Scotts Miracle-Gro Company
Condensed, Consolidating Statement of Operations
for the fiscal year ended September 30, 2008
(in millions)

		Subsidiary	Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$2,141.4	$681.8	$—	$2,823.2
Cost of sales	—	1,418.2	464.8	—	1,883.0
Cost of sales — impairment, restructuring and other charges	—	1.3	—	—	1.3
Cost of sales — product registration and recall matters	—	27.2	—	—	27.2

Gross profit	—	694.7	217.0	—	911.7

Operating expenses:
Selling, general and administrative	—	469.0	188.1	—	657.1
Impairment, restructuring and other charges	—	41.7	68.1	—	109.8
Product registration and recall matters	—	12.7	—	—	12.7
Other (income) expense, net	—	(8.5)	0.8	—	(7.7)

Income (loss) from operations	—	179.8	(40.0)	—	139.8

Equity loss in subsidiaries	9.1	41.0	—	(50.1)	—
Other non-operating income	(46.5)	—	—	46.5	—
Interest expense	49.2	57.3	22.2	(46.5)	82.2

Income (loss) before taxes	(11.8)	81.5	(62.2)	50.1	57.6

Income tax expense (benefit)	(0.9)	45.4	(19.7)	—	24.8

Income (loss) from continuing operations	(10.9)	36.1	(42.5)	50.1	32.8

Loss from discontinued operations, net of tax	—	(43.7)	—	—	(43.7)

Net loss	$(10.9)	$(7.6)	$(42.5)	$50.1	$(10.9)

The Scotts Miracle-Gro Company
Condensed, Consolidating Statement of Cash Flows
for the fiscal year ended September 30, 2008
(in millions)

		Subsidiary	Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(2.2)	$182.0	$21.1	$—	$200.9

INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	1.1	—	—	1.1
Investments in property, plant and equipment	—	(48.6)	(7.5)	—	(56.1)
Investments in intellectual property	—	(4.1)	—	—	(4.1)

Net cash used in investing activities	—	(51.6)	(7.5)	—	(59.1)

FINANCING ACTIVITIES
Borrowings under revolving and bank lines of credit and term loans	—	689.3	252.8	—	942.1
Repayments under revolving and bank lines of credit and term loans	—	(821.4)	(220.6)	—	(1,042.0)
Dividends paid	(32.5)	—	—	—	(32.5)
Payments on sellers notes	—	(2.7)	—	—	(2.7)
Excess tax benefits from share-based payment arrangements	—	2.9	—	—	2.9
Cash received from exercise of stock options	9.2	—	—	—	9.2
Intercompany financing	25.5	3.8	(29.3)	—	—

Net cash provided by (used in) financing activities	2.2	(128.1)	2.9	—	(123.0)

Effect of exchange rate changes	—	—	(2.0)	—	(2.0)

Net increase in cash	—	2.3	14.5	—	16.8
Cash and cash equivalents, beginning of year	—	2.6	65.3	—	67.9

Cash and cash equivalents, end of year	$—	$4.9	$79.8	$—	$84.7

The Scotts Miracle-Gro Company
Condensed, Consolidating Balance Sheet
As of September 30, 2008
(in millions)

		Subsidiary	Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$4.9	$79.8	$—	$84.7
Accounts receivable, net	—	131.4	128.4	—	259.8
Accounts receivable pledged	—	146.6	—	—	146.6
Inventories, net	—	308.1	107.8	—	415.9
Prepaid and other assets	—	88.9	49.0	—	137.9

Total current assets	—	679.9	365.0	—	1,044.9

Property, plant and equipment, net	—	291.7	52.4	—	344.1
Goodwill	—	305.3	72.4	—	377.7
Intangible assets, net	—	303.5	63.7	—	367.2
Other assets	13.2	13.8	36.8	(41.4)	22.4
Equity investment in subsidiaries	447.8	—	—	(447.8)	—
Intercompany receivables	906.6	—	—	(906.6)	—

Total assets	$1,367.6	$1,594.2	$590.3	$(1,395.8)	$2,156.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$84.0	$65.2	$0.8	$—	$150.0
Accounts payable	—	138.5	69.1	—	207.6
Other current liabilities	2.1	185.8	132.6	—	320.5

Total current liabilities	86.1	389.5	202.5	—	678.1

Long-term debt	832.2	117.6	275.6	(375.9)	849.5
Other liabilities	12.6	166.7	54.1	(41.4)	192.0
Equity investment in subsidiaries	—	174.9	—	(174.9)	—
Intercompany payables	—	392.4	138.3	(530.7)	—

Total liabilities	930.9	1,241.1	670.5	(1,122.9)	1,719.6

Shareholders’ equity	436.7	353.1	(80.2)	(272.9)	436.7

Total liabilities and shareholders’ equity	$1,367.6	$1,594.2	$590.3	$(1,395.8)	$2,156.3

The Scotts Miracle-Gro Company
Condensed, Consolidating Statement of Operations
for the fiscal year ended September 30, 2007
(in millions)

		Subsidiary	Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$2,105.8	$582.0	$—	$2,687.8
Cost of sales	—	1,346.3	388.7	—	1,735.0

Gross profit	—	759.5	193.3	—	952.8

Operating expenses:
Selling, general and administrative	—	469.0	166.6	—	635.6
Impairment, restructuring and other charges	—	8.8	—	—	8.8
Other income, net	—	(5.2)	(4.4)	—	(9.6)

Income from operations	—	286.9	31.1	—	318.0

Equity income in subsidiaries	(130.0)	(4.1)	—	134.1	—
Other non-operating income	(36.4)	—	—	36.4	—
Costs related to refinancing	18.3	—	—	—	18.3
Interest expense	43.7	45.8	17.6	(36.4)	70.7

Income before taxes	104.4	245.2	13.5	(134.1)	229.0

Income tax expense (benefit)	(9.0)	79.5	9.2	—	79.7

Income from continuing operations	113.4	165.7	4.3	(134.1)	149.3

Loss from discontinued operations, net of tax	—	(35.9)	—	—	(35.9)

Net income	$113.4	$129.8	$4.3	$(134.1)	$113.4

The Scotts Miracle-Gro Company
Condensed, Consolidating Statement of Cash Flows
for the fiscal year ended September 30, 2007
(in millions)

		Subsidiary	Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
NET CASH PROVIDED BY OPERATING ACTIVITIES	$4.0	$230.4	$12.2	$—	$246.6

INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	0.5	—	—	0.5
Investments in property, plant and equipment	—	(41.1)	(12.9)	—	(54.0)
Investments in acquired businesses, net of cash acquired	—	(18.7)	—	—	(18.7)

Net cash used in investing activities	—	(59.3)	(12.9)	—	(72.2)

FINANCING ACTIVITIES
Borrowings under revolving and bank lines of credit and term loans	—	1,921.7	597.5	—	2,519.2
Repayments under revolving and bank lines of credit and term loans	—	(1,087.8)	(622.7)	—	(1,710.5)
Repayment of 6 5/8% senior subordinated notes	(209.6)	—	—	—	(209.6)
Financing and issuance fees	(12.8)	(0.2)	—	—	(13.0)
Dividends paid	(543.6)	—	—	—	(543.6)
Payments on sellers notes	—	(2.7)	—	—	(2.7)
Purchase of common shares	(246.8)	—	—	—	(246.8)
Excess tax benefits from share-based payment arrangements	—	19.0	—	—	19.0
Cash received from exercise of stock options	29.2	—	—	—	29.2
Intercompany financing	979.6	(1,028.7)	49.1	—	—

Net cash provided by (used in) financing activities	(4.0)	(178.7)	23.9	—	(158.8)

Effect of exchange rate changes	—	—	4.2	—	4.2

Net increase (decrease) in cash	—	(7.6)	27.4	—	19.8
Cash and cash equivalents, beginning of year	—	10.2	37.9	—	48.1

Cash and cash equivalents, end of year	$—	$2.6	$65.3	$—	$67.9